As filed with the Securities and Exchange Commission on April 26, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ReTo Eco-Solutions, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o Beijing REIT Technology Development Co., Ltd. X-702, Runfengdeshangyuan, 60 Anli RoadChaoyang District, Beijing	100101
(Address of Principal Executive Offices)	(Zip Code)

ReTo Eco-Solutions, Inc. 2021 Share Incentive Plan ReTo Eco-Solutions, Inc. 2018 Share Incentive Plan
(Full Title of the Plan)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

(Name and address of agent for service)

Tel: (888) 528-2677

(Telephone number, including area code, of agent for service)

With copies to:

Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by ReTo Eco-Solutions, Inc., a British Virgin Islands business company, registered in the British Virgin Islands with company number 1885527 (the “Company”, “we”, “us”, “our” or similar terminology) relating to (i) 3,000,000 common shares, par value $0.001 per share (the “Common Shares”) which may be offered and sold pursuant to the ReTo Eco-Solutions, Inc. 2021 Share Incentive Plan (the “2021 Plan”) and (ii) 1,025,000 Common Shares which may be offered and sold pursuant to the ReTo Eco-Solutions, Inc. 2018 Share Incentive Plan (the “2018 Plan”).

This Registration Statement includes, pursuant to General Instruction E to Form S-8, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 1,610,000 Common Shares to be issued under the 2021 Plan. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in the Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act.

REOFFER PROSPECTUS

ReTo Eco-Solutions, Inc.

UP TO 1,610,000 COMMON SHARES

ISSUABLE UNDER THE 2021 SHARE INCENTIVE PLAN

This reoffer prospectus (“Reoffer Prospectus”) relates to the resale, from time to time, of up to 1,610,000 Common Shares, par value $0.001 per share (the “Common Shares”) of ReTo Eco-Solutions, Inc. (“ReTo”, collectively with its consolidated subsidiaries, the “Company,” “we,” “us”, “our” or similar terminology), by certain security holders (the “Selling Shareholders”) identified herein in the section entitled “Selling Shareholders” for such Selling Shareholders’ own account, subject to the requirements of ReTo’s memorandum and articles of association (the “M&A”) and the BVI Business Companies Act, 2004 (as amended) (the “Act”). Common Shares have been or may be acquired in connection with awards granted under the ReTo Eco-Solutions, Inc. 2021 Share Incentive Plan (the “2021 Plan”). The 2021 Plan is intended to provide incentives which will attract, retain and motivate highly compensate persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire our Common Shares. Additionally, the 2021 Plan is intended to assist in further aligning the interests of our officers, employees, directors, and consultants to those of the Company’s other shareholders.

The persons who are issued Common Shares under the 2021 Plan may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Common Shares they acquire pursuant to this prospectus, subject to the requirements of ReTo’s M&A and the Act. If any additional awards are issued to or shares are purchased by affiliates under the 2021 Plan, we will file with the Securities and Exchange Commission (the “Commission”) an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Shareholders” on page 39 of this prospectus. Our Common Shares are listed on the Nasdaq Capital Market under the symbol “RETO.” On April 22, 2022, the closing price of the Common Shares on Nasdaq Capital Market was $0.95 per share.

We will not receive any proceeds from any sale of Common Shares offered pursuant to this prospectus. The Common Shares may be offered from time to time by any or all of the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Shareholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering but the Selling Shareholders will pay all brokerage commissions and other selling expenses.

The Selling Shareholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event any profit on the sale of shares of those Selling Shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

ReTo is a business company incorporated in the British Virgin Islands (“BVI”). As a holding company with no material operations of its own, ReTo conducts substantially all of our operations through our subsidiaries established in the People’s Republic of China (the “PRC” or “China”). Investors in the Common Shares should be aware that they may never directly hold equity interests in the Chinese operating entities, but rather purchasing equity solely in ReTo, our BVI holding company, which does not directly own substantially all of our business in China conducted by our subsidiaries. Common Shares offered in this offering are shares of our BVI holding company instead of shares of our subsidiaries in China.

We face various legal and operational risks and uncertainties related to being based in and having substantially all of our operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on U.S. or other foreign exchanges. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, as well as oversight on cybersecurity and data privacy. Such risks could result in a material change in our operations and/or the value of our Common Shares or could significantly limit or completely hinder our ability to offer or continue to offer Common Shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to doing business in China, see “Risk Factors — Risks Related to Doing Business in China.”

The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, YCM CPA Inc. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our Common Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our Common Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” on page 30.

As a holding company, ReTo may rely on dividends and other distributions on equity paid by our PRC subsidiaries for its cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to our holding company. However, none of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. Our PRC operating subsidiary, Beijing REIT, received an aggregate of approximately $18.5 million via shareholder loans and capital contribution from ReTo since the initial public offering of ReTo to fund its business operations in China. In the future, cash proceeds raised from overseas financing activities may be transferred by ReTo to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

Investing in our Commons Shares involves substantial risk. See “Risk Factors” beginning on page 23 of this prospectus for a discussion of certain risks and other factors that you should consider before purchasing our Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is April 26, 2022.

Please read this prospectus and the documents incorporated by reference herein carefully. These documents describe our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the Selling Shareholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed or incorporated by reference in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the Selling Shareholders.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus (including the documents incorporated by reference herein) includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. Such information contained or incorporated by reference herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Unless otherwise indicated or the context implies otherwise:

●	“2020 Annual Report” refers to our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on May 14, 2021;

●	“Beijing REIT” refers to Beijing REIT Technology Development Co., Ltd., a PRC limited liability company;

●	“BVI” refers to the British Virgin Islands;

●	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“CSRC” refers to the China Securities Regulatory Commission;

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●	“Common Shares” refers to common shares of par value $0.001 per share issued in ReTo;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC;

●	“Hainan Yile IoT” refers to Hainan Yile IoT Technology Co., Ltd, a PRC limited liability company and subsidiary of REIT Mingde;

●	“M&A” refers to the amended and restated memorandum and articles of association of ReTo, currently in effect and as amended from time to time;

●	“REIT Changjiang” refers to REIT MingSheng Environment Protection Construction Materials (Changjiang) Co., Ltd., a PRC limited liability company;

●	“REIT Construction” refers to Hainan REIT Construction Engineering Co., Ltd., a PRC limited liability company;

●	“REIT Holdings” refers to REIT Holdings (China) Limited, a Hong Kong limited company and a wholly owned subsidiary of ReTo;

●	“REIT Mingde” refers to Hainan REIT Mingde Investment Holding Co., Ltd., a PRC limited liability company and a wholly owned subsidiary of REIT Technology Development Co., Ltd.;

●	“REIT Technology” refers to REIT Technology Development Co., Ltd., a PRC limited liability company and subsidiary of Beijing REIT;

●	“Renminbi” or “RMB” refers to the legal currency of the People’s Republic of China;

●	“ReTo” refers to ReTo Eco-Solutions, Inc., a BVI business company (registered in the BVI with company number 1885527);

●	“Xinyi REIT” refers to REIT New Materials Xinyi Co., Ltd, a joint venture established by Beijing REIT;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“U.S. dollars”, “US$” and “$” refer to the legal currency of the United States; and

●	“We”, “us”, “our”, or the “Company” refers to ReTo Eco-Solutions, Inc. and its subsidiaries, unless the context requires otherwise.

Our reporting and functional currency is the Renminbi. Solely for the convenience of the reader, this prospectus contains translations of some RMB amounts into U.S. dollars, at specified rates. Except as otherwise stated in this prospectus, all translations from RMB to U.S. dollars are made at RMB6.3643 to US$1.00, the rate published by the Federal Reserve Board on April 8, 2022. No representation is made that the RMB amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus or the documents incorporated by reference herein are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contains forward-looking statements that reflect our current expectations and views of future events. Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	the potential impact on our business of the economic, political and social conditions of the PRC;

●	any changes in the laws of the PRC or local province that may affect our operations;

●	the impact of COVID-19 on our operations;
●	our ability to operate as a going concern;

●	the liquidity of our securities;
●	inflation and fluctuations in foreign currency exchange rates;
●	the ability to realize benefits of the acquisition of REIT Mingde and integrate and expand its businesses into our existing business and grow and manage growth profitably;
●	our projections for our return on investment in client projects;

●	the ability to navigate geographic market risks of our eco-friendly constructions materials;

●	the ability to maintain a reserve for warranty or defective products and installation claims;

●	our on-going ability to obtain all mandatory and voluntary government and other industry certifications, approvals, and/or licenses to conduct our business;
●	our ability to maintain effective supply chain of raw materials and our products;

●	slowdown or contraction in industries in China in which we operate;

●	our ability to maintain or increase our market share in the competitive markets in which we do business;

●	our ability to diversify our product and service offerings and capture new market opportunities;

●	our estimates of expenses, capital requirements and needs for additional financing and our ability to fund our current and future operations;

●	the costs we may incur in the future from complying with current and future laws and regulations and the impact of any changes in the regulations on our operations; and

●	the loss of key members of our senior management.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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PROSPECTUS SUMMARY

This summary of the prospectus highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the documents incorporated by reference herein, including the information presented under the section entitled “Risk Factors” included or incorporated by reference herein, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We, through our operating subsidiaries in China, are engaged in the manufacture and distribution of eco-friendly construction materials (aggregates, bricks, pavers and tiles), made from mining waste (iron tailings), as well as equipment used for the production of these eco-friendly construction materials. In addition, we provide consultation, design, project implementation and construction of urban ecological protection projects through our operating subsidiaries in China. We also provide parts, engineering support, consulting, technical advice and service, and other project-related solutions for our manufacturing equipment and environmental protection projects. As more fully described below under the heading “Our Products and Services,” through the newly acquired subsidiaries, we expand our product and service offerings to include roadside assistance services, and software development services and solutions utilizing Internet of Things (“IoT”) technologies.

We currently provide a full spectrum of products and services related to recycling and reuse of solid wastes, from producing eco-friendly construction materials and manufacturing equipment used to produce construction materials, to project installation. We differentiate us from our competitors through strong research and development capabilities and advanced technologies and systems.

Our products are eco-friendly, as they contain approximately 70% of reclaimed iron tailings in place of traditional cement. The use of reclaimed iron tailings assists in the protection of the environment by saving space in landfills used for the disposal of these materials, and assisting in the remediation and reclamation of abandoned or closed mining sites. In addition, we believe less energy is consumed when manufacturing our eco-friendly construction materials as compared with other traditional building materials. We believe our eco-friendly construction materials, with superior water permeability and competitive prices, are in greater demand than traditional materials as governments and others increase their focus on reducing the environmental impact of their activities.

Due to China’s recent emphasis on environmental protection, we believe there is a unique opportunity to grow our company, which we expect will be driven by demand for our eco-friendly construction materials and equipment used to produce these materials as well as our project construction expertise. We believe our technological know-how, production capacity, reputation and offerings of products and services will enable us to seize this opportunity.

Our clients are located throughout mainland China, and internationally in Middle East, Southeastern Asia, Africa, Europe and North America. We are actively pursuing additional clients for our products, equipment and projects, internationally in the Bangladesh, North America and in additional provinces of China. We seek to establish long-term relationships with our clients by producing and delivering high-quality products and equipment and then providing technical support and consulting services after equipment is delivered and projects are completed.

Recent Developments

Spinoff of REIT Changjiang

On November 12, 2021, Beijing REIT and REIT Holdings entered into an equity transfer agreement to sell 100% equity interest in REIT MingSheng Environment Protection Construction Materials (Changjiang) Co., Ltd. (“REIT Changjiang”) to the Purchasers in exchange for a total consideration of RMB 60,000,000 (approximately $9.4 million) in cash. The Purchasers have issued to Beijing REIT and REIT Holdings a promissory note in the principal amount of RMB 60,000,000, reflecting the purchase price to be paid in accordance with the equity transfer agreement. The disposition of REIT Changjiang includes the disposition of REIT Changjiang’s wholly owned subsidiary, REIT Construction. The parties entered into a supplemental agreement on December 24, 2021, providing for a revised payment schedule for the purchase price. As of the date of this prospectus, we received a total of RMB 45 million (approximately US$7.1 million) from the Purchasers with the remaining payment of RMB 15 million (approximately US$2.4 million) to be paid by the Purchasers by June 15, 2022. On December 17, 2021, we completed the disposition of REIT Changjiang following the approval of our shareholders and board of directors.

Acquisition of REIT Mingde

On December 27, 2021, REIT Technology Development Co., Ltd., a wholly owned subsidiary of Beijing REIT (“REIT Technology”) entered into an Equity Transfer Agreement (the “Agreement”) with REIT Mingde, Xiaoping Li and Jing Peng, former shareholders of REIT Mingde and owning 99% and 1% of the equity interest of REIT Mingde prior to the Acquisition (as defined below), respectively, and together with Hainan Yile IoT Technology Co., Ltd, a PRC limited liability company and subsidiary of REIT Mingde (“Hainan Yile IoT”) and Yangpu Fangyuyuan United Logistics Co., Ltd, a PRC limited liability company and subsidiary of REIT Mingde (“Yangpu Fangyuyuan”). REIT Mingde owned 100% of the equity interest of Yangpu Fangyuyuan and 61.548% of the equity interest of Hainan Yile IoT.

Pursuant to the Agreement, among other things, REIT Technology acquired 100% of the equity interest of REIT Mingde for a total consideration of RMB10,000,000 (approximately US$1.6 million) in cash or cash equivalents (the “Acquisition”). After the closing of the Acquisition, Xiaoping Li, who is also the legal representative of REIT Mingde, will be appointed as a director and Executive Vice President of ReTo.

On February 22, 2022, ReTo issued an aggregate of 2,580,000 Common Shares to Xiaoping Li and Jing Peng (and/or their designees), at $0.61 per share, in lieu of the cash payment of RMB 10 million payable to Xiaoping Li and Jing Peng under the Acquisition. The 2,580,000 Common Shares represented approximately 8.45% of the issued and outstanding Common Shares of ReTo immediately prior to the issuance.

Convertible Note Financing

On March 10, 2022, ReTo entered into a Securities Purchase Agreement pursuant to which ReTo issued an unsecured convertible promissory note (the “Note”) to Streeterville Capital, LLC, an institutional accredited investor (the “Investor”). The Note will mature 12 months after the purchase price of the Note is delivered from the Investor to ReTo (the “Purchase Price Date”). The Note has an original principal amount of $3,105,000 and Investor gave consideration of $3,000,000, reflecting an original issue discount of $90,000 and $15,000 for Investor’s fees, costs and other transaction expenses incurred in connection with the purchase and sale of the Note. The transaction contemplated under the Securities Purchase Agreement was closed on March 11, 2022 and the Company anticipates using the proceeds for general working capital purposes.

On March 28, 2022, ReTo and Investor entered into an amendment to the Note, pursuant to which ReTo has agreed to satisfy any conversion request from Investor by making a cash payment equal to 110% of any converted amount if, at the time of the conversion, the Floor Price (as defined in the Note) is higher than the then current conversion price.

Industries and Market Opportunities

Construction and Construction Materials Markets

From 2011 to 2020, the total output value of China’s construction industry showed an upward trend year by year. Although China’s economic growth has slowed in recent years, it is believed China is, and will continue to be, the world’s largest construction market for a number of years despite the decline of its share of the global construction industry.

The slowdown in China’s urbanization process since 2020 has a significant impact on the construction industry. However, we believe our eco-friendly construction materials will be in greater demand than traditional materials as the Chinese construction market continues to grow and the Chinese government increases its focus on reducing the environmental impact of construction activities, which includes, among other things, recent environmental initiatives.

Sponge city. The concept of the “sponge city” proposed by Chinese scientists and politicians is equivalent to the “Sustainable Drainage Systems” (SuDS) in the United Kingdom as well as the “Low Impact Development” in the United States. Sponge cities are being constructed nationwide in China, not only in new urban (town) areas, but also in the transformation of existing urban (town) areas. In the “14th Five-Year Plan” (2021-2025) announced by China in March 2021, “sponge city construction” will remain one of the PRC government’s investment focuses for the next few years, which will not only lead to changes in materials for municipal pavement, pond slope protection and other construction purposes, but also create an ongoing need for these materials.

Water ecological restoration and high-standard farmland construction. In China’s 14th Five-Year Plan, water conservation continues to be the top priority of the national infrastructure network, with emphases on water resource management, water ecological restoration and environmental water protection. In 2021, the Ministry of Agriculture and Rural Affairs of China issued the National High-standard Farmland Construction Plan (2021-2030), and provide for some specific indicators for the farmlands, water and roads. We believe this will create higher demands for construction projects such as ecological slope protection (retaining walls), dry barrier walls (SRWs), and drainage trenches and thereby bring us new market from molding equipment and small precast concrete products.

“Rural revitalization” and “urban renewal”. In January 2022, the Opinions of the Central Committee of the Communist Party of China and the State Council on Doing a Good Job in Comprehensively Promoting the Key Work of Rural Revitalization in 2022 was issued by the Central Committee of the Communist Party of China and the State Council. Also known as “Document No. 1,” the Opinions is the first official policy document issued by the PRC government in the new year that traditionally focuses on rural issues with this year’s focus on the advancement of rural revitalization. Rural revitalization calls for high standard farmland construction, advancement of agricultural infrastructure, and improvement of the implementation of rural conduction system, among other things.

In addition, in November 2021, the General Office of the Ministry of Housing and Urban-Rural Development of the PRC issued the Notice on Launching the First Batch of Urban Renewal Pilot Work, and decided to carry out the first batch of urban renewal pilot work in a two-year period in 21 cities (districts) including Beijing. The connotation of “urban renewal” is to “promote the optimization of urban structure, function improvement and quality improvement”. It is believed that “Urban renewal” is fundamentally different from the previous “old city renovation” and includes the renovation of the old city, with a higher level and a wider scope, including house renovation (demolition) and road renovation, as well as preservation of urban culture and customs, and division of functional areas. We believe the rural revitalization and urban renewal policies of the PRC government will create demand for construction materials, in particular in the concrete blocks (bricks) industry, which will bring opportunities to increase product value and competition for product differentiation, optimize product structures and improve the equipment functionalities.

Eco-friendly raw materials and low carbon products. The current Industrial Structure Adjustment Guidance Catalogue (2019 Version) issued by the National Development and Reform Commission of the PRC, list pavement bricks (boards), pavement permeable bricks (boards) , square permeable bricks (boards), decorative bricks (blocks), antique bricks, slope protection ecological bricks (blocks), hydraulic ecological bricks (blocks) and other green building materials in the Encouraged Category: Building Materials. The catalogue proposes in “Encouraged Categories: Environmental protection and comprehensive utilization of resource conservation, the comprehensive utilization of tailings, waste residues and other resources and the manufacture of supporting equipment” as well as the “construction waste recycling project and industrialization.” As China aims to achieve peak carbon dioxide emission before 2030 and achieve carbon neutrality before 2060, certification of green buildings in China continues to advance. The government commitment and related policies to support green buildings development will create growth opportunities for eco-friendly construction materials, including the concrete blocks (bricks) which are one of our main products.

As a result of the above government initiatives and market trends, we expect the demand for equipment for manufacturing eco-friendly building materials to recover and increase. In response, we have improved our existing equipment and technologies to meet the market demands. Specifically, we have improved the degree of automation of our equipment, further optimized the technology to use solid waste, realized timely customer services through use of Internet technology and developed production lines with a larger output. We plan to leverage our advanced production and advanced research and development research capabilities to take advantages of the opportunities created by these government initiatives and market demands and provide high quality eco-friendly construction materials.

Automotive After-Sales Market

According to the data reported by Xinhua News Agency in 2020, the automotive after-sales market continues to recover and was estimated to exceed a total consumption amount of RMB one trillion (approximately $157.1 billion ) for 2020. The automotive after-sales refers to the transactions or services during the use of sold cars. In the automotive after-sales market, fuel is the largest segment with an average annual market size of RMB 2.6 trillion (approximately $408.5 billion ) from 2019 to 2021, and insurance is the second largest segment with an average annual market size of about RMB 800 billion (approximately $125.7 billion ), which is our targeted segment.

In September 2020, the China Banking and Insurance Regulatory Commission formulated and issued the Guiding Opinions on Implementing Comprehensive Reform of Auto Insurance, requiring insurance companies to achieve the reform goals of “reducing prices, increasing coverage and improving quality” of auto insurance. The Guiding Opinion also call for development of new insurance products, including the vehicle mileage insurance. As a result, it is expected that the growth of the segment will slow down and market size will decrease in the near future.

With the explosive growth of new energy vehicle production and sales, traditional auto insurance no longer meets the demand, and relevant insurance companies have launched corresponding new energy vehicle insurance. The initial market size is expected to be RMB 17 billion (approximately $2.8 billion). According to the “New Energy Vehicle Industry Development Plan (2021-2035)” issued by Ministry of Industry and Information Technology, by 2025, China sets the goal to have its new energy vehicle sales account for about 20% of the total vehicle sales. New energy vehicle insurance market in China is therefore expected to expand further.

However, after years of expansion, China’s auto insurance market has started to experience a significant slowdown in the increase in premiums, as a result of the reform and saturation of the auto insurance market and the resulting decrease in average premium per policy and increase marketization of auto insurance. Auto insurance premiums in China showed an increasing growth trend during 2013 to 2020 and reached an aggregate of RMB 824.5 billion (approximately $129.6 million) in 2020, representing an increase of 0.7% from the prior year. During the first three quarters of 2021, China’s auto insurance premiums were RMB562.2 billion (approximately $88.3 million), showing a cumulative decrease of 9.44% as compared to the same period in the prior year.

According to the s data released by the Hainan Insurance Industry Association, there was a total of approximately 108,100 and 120,500 car accidents (involving solely the mandatory liability insurance cases that occurred and closed during the relevant year, excluding single-vehicle accidents) in Hainan province, representing an average of approximately 296 and 330 accident per day, respectively.

Software and Information Technology Service Industry

In recent years, with the rapid expansion of China’s software and information technology service industry and the significant advancement in technologies, the industry has become an important part of the strategic emerging industries. According to the 14th Five-Year Plan Software and Information Technology Service Industry Development Plan, during the 13th Five-Year Plan period, the revenue of the software and information technology service industry increased from RMB4.28 trillion (approximately $672.5 billion) in 2015 to RMB8.16 trillion (approximately $128.2 billion) in 2020, with an average annual growth rate of 13.8%, and its share of the information industry has increased from 28% in 2015 to 40% in 2020. The total profit of the software and information technology service industry has increased from RMB576.6 billion (approximately $90.6 billion) in 2015 to RMB1,067.6 billion (approximately $16.7 billion) in 2020, with an average annual growth rate of 13.1% and its share of the information industry has increased from 51% in 2015 to 64% in 2020. The information technology services revenue increased from 51.2% of the information technology in 2015 to 61.1% in 2020. Emerging platform software, industrial application software, and embedded software has developed rapidly while revenue from basic software and industrial software products has continued to grow. According to the Analysis Report on Market Prospects and Investment Strategic Planning of China’s Software Industry released by the Prospective Industry Research Institute, in 2021, there were more than 40,000 enterprises above designated size in the software and information technology service industries in China, and the accumulated software business revenue was RMB9,499.4 billion (approximately $149.3 billion), representing a year-on-year increase of 17.7%. The 14th Five-Year Plan for Software and Information Technology Service Industry Development Plan sets out the development goals, i.e., the software business revenue of enterprises above designated size will exceed RMB14 trillion (approximately $220 billion), with an average annual growth rate of more than 12%.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our ongoing success.

Eco-friendly products. Unlike many of our competitors, who still use traditional materials, we use reclaimed iron tailings to manufacture our construction materials. In doing so, we help reduce environmental waste. In addition, our equipment used to produce construction materials can recycle disposed building materials, including, without limitation, waste clay bricks and waste concrete, to manufacture construction materials.

Effective operational management. The consistent quality of our products and manufacturing equipment is achievable only through effective management in all aspects of our operations, from purchasing to production and sales. In every step, we have fully trained, experienced and skilled employees to ensure the quality of our construction materials and manufacturing equipment. In addition, we have a committed and qualified management team who fully understand our corporate culture and effectively implement our business strategy.

Proprietary technologies and strong research and development capabilities. We have developed key technologies and knowhow in the manufacture of various types of construction materials and manufacturing equipment. We own an aggregate of 101 PRC patents (ten of which are owned jointly with Luoyang Water-Conservancy Surveying & Design Co., Ltd. (“Luoyang”), an independent third party), including 27 design patents, 59 utility model patents and five invention patents. Two of our patents were awarded Gold and Silver Prize of International Exhibition of Inventions of Geneva. In addition, we own ten software copyrights in China.

As a result of the acquisition of REIT Mingde, our patent portfolio is increased by an additional 28 patents and 55 pending patent applications pertaining to IoT, cloud platform, data transmission, gateway technologies and hardware designs, including 23 utility model patents and five invention patents. We also acquired an additional 14 software copyrights in China.

We are committed to the research and development of new construction materials and the equipment used to produce these materials. As of the date of this prospectus, our research and development team consists of an aggregate of 41 staff, accounting for approximately 40% of our total employees. Of all our research and development staff, 25 hold bachelor’s degree or higher degrees. Our team has an average of five years of experience in research and development in relevant industries.

Full range of eco-friendly project solutions. We are able to provide consultation, design and implementation of projects such as sponge city and hydraulic ecological projects for customers, in addition to manufacturing and sales of eco-friendly construction materials and equipment. Our one-stop solution allows us to capture revenue from all stages of a project and serve more types of customers, such as municipalities and governments.

Experienced management team and work force. Our management team, led by Hengfang Li, our Chief Executive Officer, who has extensive industry experience, deep knowledge of our business and a demonstrated track record of managing costs, adapting to changing market conditions, and developing new products. In addition, Mr. Li has a vast network and understating of the market. In addition, following the acquisition of REIT Mingde, we expect to leverage the expertise of Mr. Li Xiaoping, Chairman of REIT Mingde, in the field of mobile communication and IoT and his extensive experience in business management and operations, to grow and expand our businesses related to the application of the IoT technologies. Mr. Li has more than 20 years of experience in the communication and IoT industry. He worked and held senior positions at Nokia Corporation Asia Pacific, and Huawei Technology Services Co., Ltd. successively before he founded his own businesses, including Hainan Yile IoT, among others.

We also maintain a well-trained workforce that is highly skilled and capable to address complex and individualized client issues.

Our Strategies

Our objective is to become the leading provider of eco-friendly construction materials and equipment. Following our acquisition of REIT Mingde, we also aim to expand the application of our IoT solutions and products for commercial use vehicles, build smart environmental protection solutions and logistics and supply chain services. To achieve these goals, we are pursuing the following strategies:

Market Opportunity. China’s 14th Five-Year Plan (2021-2025) promotes a cleaner and greener economy, with strong commitments to environmental management and protection, clean energy and emissions controls, ecological protection and security, and the development of renewable energy industry. This demonstrates a clear focus on charting a sustainable course for the economy in the long-term. The 14th Five-Year Plan offers opportunities for the private sector to support China’s environmental goals of water resource management, water ecology remediation and environmental protection of water, such as through the construction of sponge cities and the use of eco-friendly construction materials. Presently, we are able to serve all facets of sponge city construction through our construction materials that are used in construction, our equipment that can produce the construction materials and our general contracting expertise.

The 14th Five-Year Plan also calls for the strengthening of the innovation and application of key digital technologies, the acceleration of digitalization development in China and the promotion of transition of industry digitalization. The plan lists the IoT industry as one of the key industries of a digital economy. We plan to take advantages of the resources and support available under the 14th Five-Year Plan and promote the in-depth integration of the IoT technologies with the equipment manufacturing industry, the ecological restoration market and the automotive after-sales market based our existing experience and expertise in the IoT technologies and RSA services.

Expand our remediation projects in mining regions. We believe there are thousands of former mining locations in China that need to remediated and reclaimed. Abandoned ore mines contain tailings and abandoned or closed mines are normally associated with environmental concerns such as contaminated water and soil. As part of the remediation and reclamation process we are able to assist mining companies with the disposal of tailings, and municipalities creating viable villages in former mining areas. For example, in 2015, we completed a sponge city project in Hainan Province where a village located in a former mining area was built with our eco-friendly construction materials made from iron tailings. We will continue to focus on using iron tailings in our eco-friendly construction materials and seek reclamation projects in former mining areas.

Continue to develop new products. We are committed to the research and development of new products for specific customer needs. We believe scientific and technological innovations will help our Company achieve its long-term strategic objectives.

Increase our revenue and market share by expanding our business network internationally. In order to expand our international market, we plan to add four to five distributors in South America and the Middle East. We also plan to participate in targeted international marketing events, such as seminars, workshops, and trade shows, where we can meet potential customers, promote our products and deepen our network to further expand our sales.

Take advantage of the Hainan Free Trade Port policy. Hainan province government recently promulgated the Hainan Province’s Three-Year Action Plan to Win the Battle of Science and Technology Innovation by Extraordinary Means (2021-2023) (Qiong Fu Ban [2021] No. 24) and the Hainan Province Science and Technology Planning System Optimization and Reform Plan (Qionke [2021] No. 250)in an aim to promote the technology innovation-driven development of enterprises. The government is promoting the establishment of the Haikou City Research and Development Center for Internet of Things Digitalization Application Engineering and Technology” and gathers resources for and renovation and development of high technologies. The government offers subsidies, tax incentives as well as support for introducing talents to the province, such as housing subsidies and bonuses. We plan to take advantages of the government resources and support of the Hainan Free Trade Port to further the development of our technologies and our business operations.

Pursue Strategic Acquisitions. We intend to continue to pursue expansion opportunities in existing and new markets, as well as in core and adjacent categories through strategic acquisitions. Specifically, we are seeking to acquire construction material or construction material manufacturing equipment companies in areas of China with more established economies. We believe the demand for eco-friendly construction materials and manufacturing equipment used to produce these materials are and will continue to be in greater demand in these established economies.

Our Products and Services

Eco-Friendly Construction Materials

We manufacture eco-friendly construction materials (aggregates, bricks, pavers and tiles) through our subsidiary, REIT New Materials Xinyi Co., Ltd. (“Xinyi REIT”), which operates our plant in Xinyi, Jiangsu Province. We refer to our construction materials as eco-friendly because we produce them from reclaimed iron mine tailings. Tailings are the materials left over after the process of separating the valuable fraction from the worthless fraction of an ore. Iron ore tailings generally consist of hard rock and sand. Waste rock and tailings constitute the largest (by volume) industrial solid waste generated in the mining process. By recycling iron tailings, we believe that our construction materials manufacturing process is a viable and environmentally friendly solution to disposal problems associated with these materials.

Traditional bricks in China consist primarily of clay, which is mixed with water and silt, pressed into a mold for shaping, then fired in a kiln, or furnace. We use reclaimed iron tailings primarily as a substitute for rocks. Through vibration technology, with these raw materials inputted, the finished products can come out with different shape and types. Since the whole production is cured without fire, this process has the benefits of less space required for production and less pollution generated to the environment. We believe iron tailings reduce both the density and heat conductivity of our construction materials without sacrificing their durability and strength. Our construction materials’ density and strength meet or exceed China national standards. In addition, because we use iron tailings in the manufacturing process, we believe our construction materials are consistent with China’s recent environmental protection policies, such as energy conservation included in the 2016 China’s 14th Five-Year Plan (2021-2025).

In addition to iron tailings, our construction materials contain river sand and granite. Our eco-friendly construction materials are produced on a fully automatic production line primarily based upon our proprietary technology.

Our eco-friendly construction materials include, without limitation, the following:

●	Ground works materials. Essential materials for sponge cities to assist in water absorption, flood control and water retention. These construction materials can be used for urban roads, pedestrian streets and sidewalks, city squares, landmarks, parking lots, and docks.

●	Landscape retaining materials. These construction materials are mainly used for gardens, roads, bridges, city squares, retaining walls and slope construction.

●	Hydraulic engineering materials. Construction material for sponge city construction, they can be used for hydraulic ecological projects such as slope protection and river transformation.

●	Wall materials. These construction materials are used for insulation, decoration, and for building walls.

Eco-friendly Construction Materials Manufacturing Equipment

In 2019, we produced manufacturing equipment used to create eco-friendly construction materials. We have sold equipment to customers in China, South Asia, North America, the Middle East, North Africa and Southeast Asia. The equipment consists of large-scale fully automated production equipment with hydraulic integration. The equipment can be used to produce various types of eco-friendly construction materials that can be used for a variety of projects such as ground works, hydraulic engineering, landscape retention and wall projects.

Our equipment used to manufacture construction materials include, without limitation, the following:

●	REIT-Classic RT9A, RT9B, RT15A, RT15B. These are fully automated block production lines and can be universally used for the manufacture of bricks, tiles, pavers with and without face mix, curbstones, hollow blocks and similar construction materials.

●	Horizontal Pull Holes Device. Horizontal Pull Holes Device is used to produce interlocking bricks, water conservancy blocks and slope protection blocks.

●	REIT-I Concrete Block Splitter. Synchronized concrete block cutting machine with four blades. The blades are guided by ultra-wear resistant guide leads and driven by a large bore hydraulic drive, which lowers the operating pressure of the hydraulic unit and increases the splitting force.

●	REIT Foam Insert Device. This device is used to insert a foam plate into the mold and produce thermal insulation blocks.

Roadside Assistance Services

Following the acquisition of REIT Mingde, we, through Hainan Yile IoT, provide roadside assistance services (“RSA services”) to drivers within Hainan Province, China, through our network of RSA services providers of tow providers and automotive repair services. Our RSA services include towing, jump start, tire change, automobile repair services, and other services. We do not directly provide the RSA services but coordinate with our contracted RSA service providers who are licensed to provide such services. Our RSA services area cover the entire island of Hainan province, including 18 cities and counties. Upon receipt of a request for RSA services, we will contact our tow providers and other RSA service providers in close proximity to the vehicles and arrange the vehicles to be towed or repaired. We operate a proprietary platform, which connects insurance companies, tow providers, automobile repair services, and other service providers as well as the drivers. The platform is accessible to users via web interface and mobile applications, consisting of a central management system, a mobile application for RSA service providers to accept orders and dispatch service teams, a mobile application for drivers to send requests and monitor status, and a mobile application for insurance companies to monitor and review the request status.

Our RSA services are available to insured drivers and uninsured drivers. Our services to insured drivers are based on the type of insurance policy they have with their insurance company as well as the terms of our service contract with their insurance companies. Uninsured drivers pay our services fee based our prevailing rates at the time of services. We maintain a 24/7 service team to ensure timely responses to RSA services requests.

Our RSA services commenced in 2020 and we have established a network of an aggregate of 38 RSA services providers. Hainan Yile IoT has signed written agreements with all of its RSA services providers and settles payments to these service providers on a periodical basis.

We are paid by the drivers receiving RSA services or if they are insured, by their insurance companies. Hainan Yile IoT has entered into annual agreements with four major insurance companies in China, including, without limitation, China Life Property & Casualty Insurance Company Limited and China Pacific Insurance (Group) Co., Ltd. Pursuant to these agreements, we agree to provide RSA services to the insured drivers of these insurance companies upon requests and receive fees based on the services provided.

Software Solutions

Through Hainan Yile IoT, we are also engaged in the design, development and sales of customized software solutions based on the client specifications. We have developed the following software solutions for our clients during the fiscal years ended December 31, 2021 and 2020:

○	Logistics management system – comprehensive software solutions for the management of multimodal logistics, encompassing functions including customer management, supplier management, order management, and vehicle management.

○	Retail management system - comprehensive software solutions for retail management, including functions such as invoicing, reporting, data statistics, online marketing.

○	Fleet management system – comprehensive software solutions providing client with capabilities to manage its fleet including functions such as vehicle management, vehicle application, vehicle alarm, and location control.

○	Vehicle rental management system - comprehensive software solutions providing client with capabilities to manage its car rental services, including functions such as vehicle management, vehicle rental (rental renewal), and remote fuel and electricity disconnection.

In connection with the sales of software solutions, we also include hardware sales and/or service subscriptions based on the clients’ requirements, which are charged separately.

Our Projects

In 2014, we entered into the field of urban ecological construction (sponge city construction) and established Beijing REIT Ecological Engineering Technology Co., Ltd. (“Beijing REIT Ecological”) and Hainan REIT Construction Project Co., Ltd. (“REIT Construction”) for this purpose. We act as general contractor and consultant for the construction of sponge cities and are responsible for the planning, construction and design of such cities. We subcontract with architects and subcontractors in order to complete the projects. During the years ended December 31, 2021 and 2020, we completed a total of five projects, all of which are sponge city projects. We also sold our construction materials in these projects.

Representative Projects

Sponge City – Changjiang County, Hainan Province

We were the general contractor for a sponge city project where an entire village was relocated and constructed in a former mining area. The project took 16 months to complete resulting in revenue of approximately RMB 14 million ($2.2 million) for us. We made all construction materials out of recycled iron tailings. A total of 86 single-family homes were built with a total construction area of 9,400 square meters (101,000 square feet). An estimated 1,810,000 pieces of bricks were used for walls, 90,000 roof tiles, and 4,200 square meters (approximately 45,000 square feet) of ground was covered with our construction materials. The completed project has won recognitions at various government levels in Hainan Province, and has been designated as a demonstration or model project for promotion of sponge city construction.

Sponge City – Haikou City, Hainan Province

We acted as a consultant for a sponge city project in Haikou City, Hainan Province. We also paved 50,000 square meters for this project. To assist with the nationwide efforts to promote pilot cities in sponge city construction, we will collaborate with international institutions in sponge city construction such as Jude Technology Corporation located in Germany. By gradually increasing our efforts, and expanding the scale in the planning, design and construction of sponge cities, we aim to become a key enterprise in sponge city construction.

Ecological Restoration Projects – Datong City, Shanxi Province

Pursuant to a strategic cooperation agreement entered into with Hunyuan County People’s Government, we have acted as the general contractor in connection with the restoration of abandoned coal mines and disposal of solid wastes in Hunyuan County, Datong City, Shanxi Province. We commenced the project in November 2019 and are in charge of the project feasibility study, design, implementation and supervision of the project. This project covers several affected villages and has an aggregate area of approximately 386 acres. We expect to complete this project in 2022. We believe the completion of the project is expected to enable the local government to complete geological disaster prevention and control of an area of approximately 329 acres and reclaim land for agricultural use of approximately 133 acres, among other restoration to the environment. Upon completion of the project, we will be paid our fees upon receipt of proceeds from the sale of restored lands.

Sales and Marketing

We are increasing our marketing and sales efforts, including a directed focus on online marketing. Online marketing allows us to efficiently educate prospective customers about the products and services we have to offer and assists us in expanding the reach of our market, both in China and internationally. In addition, we are expanding our presence in the markets we serve. In India, for example, in order to reduce costs, improve customer service quality and expand sales, we have established local assembly companies.

In order to expand our international market, we plan to add four to five distributors in South America and the Middle East. We also plan to participate in targeted international marketing events, such as seminars, construction expo and trade shows where we can meet potential customers, promote our products and services and deepen our network to further expand our sales.

Within our domestic markets, specifically Hainan, we have increased our brand recognition by focusing on governmental projects and large-scale projects, such as sponge city construction. We also participate in conferences or activities organized by industry associations (such as Hainan New Wall Construction Materials Association and Hainan Block Association), provincial governments and research institutes to promote our products and services.

We have obtained new customers by word-of-mouth referrals and have found that satisfied customers are loyal customers. In addition, the introduction of new products, such as permeable floor tiles for sponge city construction and slope and damn protection blocks in water conservancy construction have helped open new markets. In addition, we have developed the equipment to reuse waste rock wool products for manufacturing of construction materials. We believe that this approach has been crucial in winning and retaining clients and increasing our ability to withstand competition.

Competition

We face significant competition in both our manufacturing equipment and construction materials markets. We have both domestic and international competitors in our manufacturing equipment market. In the international market for our manufacturing equipment our main competition is from German made manufacturing equipment. We believe our competitive strength against these competitors is the lower cost of our equipment with the same technical standards and high quality service. Our disadvantage is that the German-made equipment has a better aesthetic appearance as compared to the equipment we manufacture. To improve the appearance of our equipment, we have collaborated with Tsinghua University and have jointly developed an aesthetic one-piece soundproof cover on our equipment and obtained patents for the design.

Our construction materials are manufactured by Xinyi REIT, which is located in Xuzhou City, the transportation hub connecting five neighboring provinces. The main competitors of our building materials are the small workshops in the region, who primarily rely on low-price competition to seize the market. However, we believe we can effectively compete with them based on large-scale automatic production lines, wide recognition by local governments and customers and strong research and development capabilities.

Our main competitors in the Chinese market for our manufacturing equipment are small Chinese companies located in Fujian Province. We believe our competitive strength against these competitors is the quality of our equipment while our competitive disadvantage is the higher cost of our equipment. There is an increased demand for fully automated construction materials production lines due to the increase of Chinese labor costs. We are positioned to take advantage of the increased demand for fully automated construction lines due to our current ability to manufacture such equipment.

In both the domestic and international markets we are increasing our research and development of technology for construction materials manufacturing equipment. In addition, we are researching a variety of construction materials that can be made with our manufacturing equipment. We believe that a continued focus on a broad array of products and product designs coupled with our engineering and manufacturing expertise will enable us to provide customers with differentiated product performance and customer support.

In Hainan, our primary competitors for providing RSA services are the tow providers and other RSA service providers who may also be our contracted service providers. We believe we effectively compete with other RSA service providers in the following aspects:

●	Proprietary platform that can be customized and offered to different customers, enabling broader outreach to potential customers;

●	Streamlined service process fully supported by our operation, technology and customer support teams;

●	Efficiency and responsiveness of service requests; and

●	Province wide service coverage.

The rapidly evolving market for our software solutions is competitive and highly fragmented in certain of our regions, particularly by geography and customer segment. We compete with other developers of software solutions and services locally in Hainan and nationwide in China, such as Digital Hainan Co., Ltd., Inspur Group Co., Ltd., and Neusoft Group Co., Ltd.  Some of our actual and potential competitors may enjoy competitive advantages over us, such as greater name recognition, longer operating histories, more varied services, and larger marketing budgets, as well as greater financial, technical, and other resources. We believe that the key competitive factors in our market include:

●	ease of onboarding, initial setup and use;

●	platform functionality, performance and reliability (speed and stability);

●	relevant features that best meet the needs of clients’ operators;

●	business intelligence capabilities;

●	technology architecture scalability; and

●	cost.

We believe that our patented technologies, focus on segments with high demand as well as dedication to customers in Hainan province enable us to compete effectively in Hainan province.

Our Corporate History and Structure

Corporate History

ReTo is a BVI business company with limited liability, established under the laws of the BVI on August 7, 2015 as a holding company to develop business opportunities in China.

On November 29, 2017, ReTo completed its initial public offering (“IPO”) of 3,220,000 Common Stock at a public offering price of $5.00 per share. In connection with the offering, the Company’s common stock began trading on the NASDAQ Capital Market beginning on November 29, 2017 under the symbol “RETO”.

ReTo owns 100% equity interest of REIT Holdings, a limited liability company established in Hong Kong. Beijing REIT Technology Development Co., Ltd. (“Beijing REIT”) was established on May 12, 1999 under the laws of PRC. Over the years, Beijing REIT established four subsidiaries consisting of: Gu’an REIT Machinery Manufacturing Co., Ltd. (“Gu’an REIT”), which was incorporated on May 12, 2008; REIT Eco Engineering, which was incorporated on April 24, 2014; Langfang Ruirong Mechanical and Electrical Equipment Co., Ltd. (“Ruirong”), which was incorporated on May 12, 2014 and was subsequently dissolved in 2021; and REIT Technology Development (America), Inc., a California corporation, which was incorporated on February 27, 2014 and was dissolved in March 2022.

On February 7, 2016, Beijing REIT and its individual original shareholders entered into an equity transfer agreement, pursuant to which these shareholders agreed to transfer all of their ownership interests in Beijing REIT with a carrying value of RMB 24 million (or $3,466,260) to REIT Holdings. After this equity transfer, Beijing REIT became a Wholly Foreign-Owned Enterprise (“WOFE”) and amended the registration with the State Administration of Market Regulation on March 21, 2016.

REIT Changjiang was incorporated in Hainan Province, China, on November 22, 2011 with the original registered capital of RMB 100 million (approximately $15.7 million). REIT Changjiang was engaged in hauling and processing construction and mining waste, with which it produces recycled aggregates and bricks for environmental-friendly uses prior to the disposition of REIT Changjiang in December 2021.

On June 1, 2015, REIT Construction was incorporated as a wholly owned subsidiary of REIT Changjiang.

On July 15, 2015, Beijing REIT established a joint venture, Xinyi REIT, together with Xinyi City Transportation Investment Co., Ltd. (“Xinyi TI”), a third party. Beijing REIT owns 70% equity interest of Xinyi REIT, with the remaining 30% owned by Xinyi TI.

On September 20, 2015, Beijing REIT acquired 100% of the equity interest of Nanjing Dingxuan Environment Protection Technology Development Co., Ltd. (“Nanjing Dingxuan”) from a third party for no consideration given the company’s registered capital was not paid and had no assets or operations. Najing Dingxuan was engaged in providing technical support and consulting services for environmental protection projects but its operation was suspended in 2021.

In February 2016, Beijing REIT established a joint venture, REIT Q GREEN Machines Private Limited (“REIT India”), together with an Indian company, Q Green Techcon Private Limited (“Q Green”). Beijing REIT owns 51% equity interest of REIT India with the remaining 49% owned by Q Green.

On October 22, 2018, REIT Ecological Technology Co., Ltd. was incorporated as its wholly owned subsidiary.

On August 29, 2019, Datong Ruisheng Environmental Protection Engineering Co., Ltd. (“Datong Ruisheng”) was incorporated as a wholly owned subsidiary of Beijing REIT. Datong Ruisheng is engaged in the potential ecological restoration projects in Datong, Shanxi Province.

On November 11, 2019, Yangbi Litu Ecological Technology Co., Ltd. (“Yangbi Litu”) was jointly established by REIT Eco Engineering and Yunnan Litu Technology Development Co., Ltd. (“Yunnan Litu”). REIT Eco Engineering owned a 55% of the ownership interest in Yangbi Litu, with the remaining 45% equity interest owned by Yunnan Litu. Because the Company’s ownership interest in Yunnan Litu was 55%, the Company held an aggregate 79.75% equity interest in Yangbi Litu, directly and indirectly. Yangbi Litu will be engaged in providing services in comprehensive ecological restoration and sales of environmentally friendly equipment and new materials. On July 13, 2020, REIT Eco Engineering transferred its 55% equity interest in Yunnan Litu to a third-party individual and two third-party companies for a nominal price. As a result, the Company’s equity ownership interest in Yangbi Litu decreased from 79.75% to 55%. On July 13, 2020, ReTo transferred its 55% equity interests in Yunnan Litu to third parties for a nominal price given the inactivity of Yunnan Litu’s business operations since its inception and ReTo’s ongoing focus on its own organic business growth.

On January 2, 2020, Beijing REIT signed a share transfer agreement with third party, Hebei Huishitong Techonology Inc. (“Huishitong”) and sold 100% of its ownership interest in Gu’an REIT to Huishitong for total consideration of RMB 39.9 million (approximately $5.7 million).

On September 7, 2020, Beijing REIT entered into a share transfer agreement with the original shareholder of Shexian Ruibo Environmental Science and Technology Co., Ltd. (“Shexian Ruibo”) for the acquisition of 41.67% of the equity interests in Shexian Ruibo for a total consideration of $3.6 million (RMB 25 million), including a cash payment of $2.7 million (RMB 18.5 million) and non-cash contribution of six patents valued at $0.9 million (RMB 6.5 million). Beijing REIT made the cash payment of $2.7 million (RMB 18.5 million) on October 20, 2020 and the six patents had been transferred to Shexian Ruibo prior to September 15, 2020.

In December 2020, we incorporated Guangling REIT Ecological Cultural Tourism Co., Ltd. in China as a wholly owned subsidiary of REIT Ecological Technology Co., Ltd. Guangling REIT will be engaged in the business of ecological restoration and management, and construction and operation of health and cultural tourism projects.

On November 12, 2021, Beijing REIT and REIT Holdings entered into an equity transfer agreement to sell 100% equity interest in REIT Changjiang to Zhixin Group the Purchasers, in exchange for a total consideration of RMB 60,000,000 (approximately $9.4 million) in cash. The Purchasers have issued to Beijing REIT and REIT Holdings a promissory note in the principal amount of RMB 60,000,000, reflecting the purchase price to be paid in accordance with the equity transfer agreement. The disposition of REIT Changjiang includes the disposition of REIT Changjiang’s wholly owned subsidiary, REIT Construction. As of the date of this prospectus, the company received a total of RMB 45 million (approximately US$7.1 million) from the Purchasers with the remaining payment of RMB 15 million (approximately US$2.4 million) to be paid by the Purchasers by June 15, 2022. In December 2021, we completed the disposition of REIT Changjiang following the approval of our shareholders and board of directors.

On December 27, 2021, REIT Technology acquired 100% equity interest of REIT Mingde, as more fully described under the heading “Recent Developments” above.

Corporate Structure

The chart below summarizes our corporate structure as of the date of this prospectus:

The Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our Common Shares from being traded on a national securities exchange or other over-the-counter markets.

On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, YCM CPA Inc. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our Common Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Common Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.”

Regulatory Permissions and Developments

We have been advised by our PRC Counsel that pursuant to the relevant laws and regulations in China, none of our PRC subsidiaries’ current business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) promulgated by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and the National Development and Reform Commission of the People’s Republic of China (“NDRC”) which entered into force on January 1, 2022. Therefore, our PRC subsidiaries are able to conduct their business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

Currently, none of our PRC subsidiaries is required to obtain additional licenses or permits beyond a regular business license for their operations currently being conducted. Each of our PRC subsidiaries is required to obtain a regular business license from the local branch of the State Administration for Market Regulation (“SAMR”). Each of our PRC subsidiaries has obtained a valid business license for its respective business scope, and no application for any such license has been denied.

As of the date of this prospectus, ReTo and its PRC subsidiaries are not subject to permission requirements from the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve of its PRC subsidiaries’ operations. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the National People’s Congress which became effective in 2008 (the “Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State Council. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. Given the current PRC regulatory environment, it is uncertain when and whether ReTo, REIT Holdings or any of our PRC subsidiaries will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. See “Risk Factors—Risks Relating to Doing Business in China—The approval and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval.” As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions regarding offshore offering from the CSRC or any other PRC governmental authorities.

On July 10, 2021, the CAC published the Measures for Cybersecurity Review (Revised Draft for Comments), or the Measures, for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

As advised by our PRC legal counsel, the PRC governmental authorities may have wide discretion in the interpretation and enforcement of these laws, including the interpretation of the scope of “critical information infrastructure operators”. In anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we may face challenges in addressing its requirements and make necessary changes to our internal policies and practices in data processing. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market and conduct follow-on offerings after the listing, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted or the completion of the issuance of security in the follow-on offering. The required filing materials for an initial public offering and listing shall include but not limited to: regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable) and the filing materials for issuing overseas listing securities in an follow-on offering shall include but not limited to: record-filing and domestic legal opinion.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. As of the date of this prospectus, the Draft Rules Regarding Overseas Listings have not been promulgated, and we have not been required to obtain permission from the government of China for any offering and continuous listing pursuant to this prospectus. While the final version of the Draft Rules Regarding Overseas Listings are expected to be adopted in 2022, we believe that none of the situation which would clearly prohibit overseas offering and listing would apply to us. In reaching this conclusion, we are relying on an opinion of our PRC counsel and that there is uncertainty inherent in relying on an opinion of counsel in connection with whether we are required to obtain permissions from the Chinese government that is required to approve of our operations and/or offering. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Common Shares to significantly decline in value or become worthless.

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. Personal information refers to information related to identified or identifiable natural persons which is recorded by electronic or other means and excluding anonymized information. The Personal Information Protection Law provides that a personal information processor could process personal information only under prescribed circumstances such as with the consent of the individual concerned and where it is necessary for the conclusion or performance of a contract to which such individual is a party to the contract. If a personal information processor shall provide personal information to overseas parties, various conditions shall be met, which includes security evaluation by the national network department and personal information protection certification by professional institutions. The Personal Information Protection Law raises the protection requirements for processing personal information, and many specific requirements of the Personal Information Protection Law remain to be clarified by the CAC, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations.

Transfer of Cash through Our Organization

Holding Company Structure

Our equity structure is a direct holding structure, that is, ReTo, the BVI entity listed in the U.S., controls Beijing REIT and other PRC operating entities through REIT Holdings. See “Prospectus Summary—Corporate History and Structure” above on page 11 for more details.

Cash and Other Assets Transfers between the Holding Company and Its Subsidiaries

As a result of ReTo’s IPO closed in November 2017, ReTo received net proceeds of approximately $14.3 million. In March 2021, ReTo issued a convertible debenture to an institutional investor in the principal amount of $2,300,000 and received net proceeds of $1,476,915. In July 2021, ReTo issued a convertible debenture to an institutional investor in the principal amount of $2,500,000 and received net proceeds of $2,189,256. In March 2022, ReTo issued the Note in the principal amount of $3,105,000 and received net proceeds of $3,000,000. As of the date of this prospectus, with respect to the net proceeds from the IPO and the convertible debentures and the Note, ReTo had transferred an aggregate of approximately $18.5 million to Beijing REIT through REIT Holdings. ReTo had kept the remaining approximately $0.4 million in its own account.

Other than the IPO, the convertible debentures and the Note, ReTo has not raised funds from investors so far, nor has transferred any other funds to its subsidiaries. To date, there have not been any dividends or other distributions from our Chinese subsidiaries to our companies located outside of mainland China, namely REIT Holdings and ReTo. ReTo, as a BVI holding company, may rely on dividends and other distributions on equity paid by its PRC subsidiaries for its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders, subject to ReTo’s M&A and the Act or to service any expenses and other obligations it may incur.

Within our direct holding structure, the cross-border transfer of funds from ReTo to its PRC subsidiaries is permitted under laws and regulations of the PRC currently in effect. Specifically, ReTo is permitted to provide funding to its PRC subsidiaries in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements in China. There are no quantity limits on ReTo’s ability to make capital contributions to its PRC subsidiaries under the PRC law and regulations. However, the PRC subsidiaries may only procure shareholder loans from REIT Holding in an amount equal to the difference between their respective registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System or 2.5 times of its net assets, at the discretion of such PRC subsidiary.

For additional information, see “Risk Factors—Risks Related to Doing Business in China— PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent ReTo from making additional capital contributions or loans to its PRC subsidiaries.”

Dividends and Other Distributions to U.S. Investors and Tax Consequences

As of the date of this prospectus, neither ReTo nor any of its subsidiaries have paid dividends or made distributions to U.S. investors. We intend to retain most, if not all, of our available funds and any future earnings to the development and growth of our business. We do not expect to pay dividends in the foreseeable future.

Subject to the passive foreign investment company rules, the requirements of ReTo’s M&A and the Act, the gross amount of any distribution that we make to investors with respect to our securities (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any proposed dividend would be subject to ReTo’s M&A and the Act; specifically, ReTo may only pay a dividend if ReTo’s directors are satisfied, on reasonable grounds, that, immediately after the dividend is paid, the value of its assets will exceed its liabilities and it will be able to pay its debts as they fall due.

The PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

Restrictions on Our Ability to Transfer Cash Out of China and to U.S. Investors

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our Chinese subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to ReTo.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings.

Risks Related to Doing Business in China

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

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Changes in China’s economic, political or social conditions or government policies or in relations between China and the United States could have a material adverse effect on our business, financial condition and operations; and may result in our inability to sustain our growth and expansion strategies. See “Risk Factors — Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 23;

●	Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business. See “Risk Factors — Risks Related to Doing Business in China — Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business” on page 25;

●	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. See “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” on page 24;

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Our Common Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Common Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections. See “Risk Factors — Risks Related to Doing Business in China—Our Common Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Common Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” on page 30;

●	The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our Common Shares. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. See “Risk Factors —Risks Related to Doing Business in China—The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our Common Shares” on page 32.

●	PRC laws and regulations establish complex procedures in connection with certain acquisitions of China-based companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions or mergers in China. See “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations establish complex procedures in connection with certain acquisitions of China-based companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions or mergers in China.” on page 27;

●	PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent ReTo from making additional capital contributions or loans to its PRC subsidiaries. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent ReTo from making additional capital contributions or loans to its PRC subsidiaries.” on page 29; and

●	We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. See “Risk Factors — Risks Related to Doing Business in China — We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities” on page 30.

Risks Related to Our Business and Industry

We are subject to risks and uncertainties related to our business and industry, including, but not limited to, the following:

●	Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown;

●	Any decline in the availability or increase in the cost of raw materials could materially impact our earnings;

●	Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products which could have a material adverse effect on our business;

●	Wage increases in China may prevent us from sustaining our competitive advantage and could reduce our profit margins;

●	We rely on a limited number of vendors, and the loss of any significant vendor could harm our business, and the loss of any one of such vendors could have a material adverse effect on our business;

●	We face certain risks in collecting our accounts receivable, the failure to collect could have a material adverse effect on our business;

●	If we fail to protect our intellectual property rights, it could harm our business and competitive position.

●	The report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2020 and 2019 includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, and if our business is unable to continue it is likely investors will lose all of their investment;

●	We do not maintain a reserve for warranty or defective products and installation claims. Our costs could increase if we experience a significant number of claims, which could have a material adverse effect on our business;

●	Product defects and unanticipated use or inadequate disclosure with respect to our products could adversely affect our business, reputation and financial performance;

●	We may be unable to deliver our backlog on time, which could affect future sales and profitability and our relationships with customers;

●	Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs, and which may exceed the coverage of our insurance;

●	We may incur material costs and losses as a result of claims our products do not meet regulatory requirements or contractual specifications;

●	Our operations may incur substantial liabilities to comply with environmental laws and regulations; and

●	If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Shares may decline.

Risks Related to Our Newly Acquired Businesses and Related Industries

We face risks and uncertainties related to the Acquisition, the newly acquired businesses and related industries, including, but not limited to, the following:

●	The integration of newly acquired businesses may not provide the benefits anticipated at the time of acquisition;

●	We have a limited operating history in the newly acquired businesses and may be unable to achieve or sustain profitability or accurately predict the future results of such businesses;

●	Growing the newly acquired businesses requires us to continue investing in technology, resources, and new business capabilities; these investments may contribute to losses, and we cannot guarantee that any will be successful or contribute to profitability;

●	Any failure to offer high quality services and support may adversely affect our relationships with our customers and prospective customers, and adversely affect our business, results of operations and financial condition;

●	The software and information technology service market in which we participate is competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed;

●	Hainan Yile IoT receives a substantial portion of its revenues from a limited number of customers, and the loss of, or a significant reduction in usage by, one or more of its customers would result in lower revenues and could harm our business;

●	We operate in an emerging and evolving markets. If our market does not grow as we expect, or if we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products and solutions may become less competitive;

●	Security incidents and attacks on our products or solutions could lead to significant costs and disruptions that could harm our business, financial results, and reputation.

●	A significant portion of our revenues were derived from customers in the insurance industry. The intensifying competition, change in sector trend and landscape and government policies may have a direct impact on the insurance industry and negatively affect the stability of our clients, which may subsequently have negative impact on our business;

●	Changes in practices of insurance companies in the markets in which we provide, and sell, our SVR and RSA and emergency home repair products services could adversely affect our revenues and growth potential;

●	Defects or errors in our products or solutions could diminish demand for our products or solutions, harm our business and results of operations and subject us to liability;

●	We face challenges from the evolving regulatory environment and user attitude toward data privacy and protection. Actual or alleged failure to comply with data privacy and protection laws and regulations could materially and adversely affect our business and results of operations;

●	We could be harmed by data loss or other security breaches;

●	Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our products and solutions, and could adversely affect our business, results of operations and financial condition;

●	Our services rely on the stable performance of servers, and any disruption to our servers due to internal and external factors could diminish demand for our products or solutions, harm our business, our reputation and results of operations and subject us to liability;

●	Our use of open source or third-party software could negatively affect our ability to sell our products and solutions, and subject us to possible litigation;

●	We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition; and

●	The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Risks Related to our Common Shares

We face risks and uncertainties related to our Common Shares, including, but not limited to, the following:

●	The trading prices of our Common Shares are likely to be volatile, which could result in substantial losses to investors;

●	If securities or industry analysts publish negative reports about our business, the price and trading volume of our Common Shares securities could decline;

●	Our Common Shares would be subject to delisting from the Nasdaq Capital Market if we are unable to achieve and maintain compliance with the Nasdaq Capital Market’s continued listing standards;

●	Substantial future sales or perceived sales of our Common Shares in the public market could cause the price of our Common Shares to decline;

●	Some provisions of the M&A discourage, delay or prevent a change in control of ReTo or its management that shareholders may consider favorable. However, under BVI law, ReTo’s directors may only exercise the rights and powers granted to them under the M&A, as amended and restated from time to time, and must always act in good faith in what they believe to be the best interests of ReTo;

●	You may not receive dividends or other distributions on our Common Shares and you may not receive any value for them, if it is illegal or impractical to make them available to you and any proposed dividend would be subject to ReTo’s M&A and the Act; specifically, ReTo may only pay a dividend if ReTo’s directors are satisfied, on reasonable grounds, that, immediately after the dividend is paid, the value of its assets will exceed its liabilities and it will be able to pay its debts as they fall due; and

●

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive distributions with respect to the underlying Common Shares if it is impractical to make them available to you.

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an “emerging growth company” for up to five fiscal years after we completed our IPO, i.e., December 31, 2022. However, if our non-convertible debt issued within a three year period exceeds $1.0 billion or total annual gross revenue exceeds $1.07 billion, or the market value of our Common Shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. We cannot predict if investors will find our Common Shares less attractive because we may rely on these provisions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our Common Shares price may be more volatile.

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We are not required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers are not required to report equity holdings under Section 16 of the Exchange Act and are not subject to the insider short-swing profit disclosure and recovery regime. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

In addition, if and to the extent we fail to qualify as a foreign private issuer in any future period, we would have increased disclosure and other requirements, which would increase our compliance and other costs. We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Shares held by non-affiliates equals or exceeds $250 million as of the end of the second fiscal quarter of such fiscal year, or (2) our annual revenues equals or exceeds $100 million during such completed fiscal year and the market value of our Common Shares held by non-affiliates equals or exceeds $700 million as of the end of the second fiscal quarter of such fiscal year.

Corporate Information

ReTo is a BVI holding company and we conduct business through our subsidiaries in China. Our principal executive offices are currently located at X-702, Runfengdeshangyuan, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101. Our company’s current telephone number at this address is (+86) 10-64827328. Our registered office in the BVI is located at the offices of Vistra (BVI) Limited at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, BVI. Our agent for service of process in the United States is Vcorp Agent Services, Inc., located at 25 Robert Pitt Dr., Suite 204, Monsey, New York 10952. Our corporate website is www.retoeco.com. Information contained in our website or any third-party websites does not constitute a part of this prospectus.

The Offering

Outstanding Common Shares	33,113,112 Common Shares of $0.001 par value each issued and outstanding as of April 22, 2022.

Common Shares Offered	Up to 1,610,000 Common Shares for sale by the Selling Shareholders for their own account.

Selling Shareholders	The Selling Shareholders are set forth in the section of this prospectus entitled “Selling Shareholders.”

Use of Proceeds	We will not receive any proceeds from the resale of our Common Shares by the Selling Shareholders pursuant to this prospectus. However, we will receive the exercise price of any Common Shares issued to the Selling Shareholders upon cash exercise by them of options held by them. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares. See “Use of Proceeds.”

Risk Factors	The securities offered hereby are speculative and involve a significant degree of risk. See “Risk Factors.”

Symbol	RETO

RISK FACTORS

Investment in the securities involves significant risks. You should carefully consider the risks described below and under “Risk Factors” in our 2020 Annual Report and our other public filings made with the SEC, and all other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement or related free writing prospectus before you decide to invest in the securities. If any such risks actually occurs, then our business, prospects, financial condition, results of operations and cash flow could be materially and adversely affected, thus potentially causing the trading price of any or all of our securities to decline and you could lose all or part of your investment.

Such risks are not exhaustive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and substantially all of our revenues is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, our operations in China as well as the market price of our Common Shares may be adversely affected.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations, especially those relating to the internet, are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The PRC government has recently announced its plans to enhance its regulatory oversight of Chinese companies listing overseas. The Opinions on Strictly Cracking Down on Illegal Securities Activities issued on July 6, 2021 called for:

●	tightening oversight of data security, cross-border data flow and administration of classified information, as well as amendments to relevant regulation to specify responsibilities of overseas listed Chinese companies with respect to data security and information security;

●	enhanced oversight of overseas listed companies as well as overseas equity fundraising and listing by Chinese companies; and

●	extraterritorial application of China’s securities laws.

As the Opinions on Strictly Cracking Down on Illegal Securities Activities were recently issued, there are great uncertainties as to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us, but among other things, our ability and the ability of our subsidiaries to obtain external financing through the issuance of equity securities overseas could be negatively affected.

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which aim to establish a unified supervision system and promote cross-border regulatory cooperation. The Draft Rules Regarding Overseas Listing lay out filing procedures for domestic companies to record their initial public offerings and follow-on offerings abroad with the CSRC. Issuers are required to file follow-on offerings with the CSRC within 3 business days after the closing of such offerings.

According to the Q&A held by CSRC officials for journalists thereafter, the CSRC will adhere to the principle of non-retroactive application of law and first focus on issuers conducting initial public offerings and follow-on offerings by requiring them to complete the registration procedures. Other issuers will be given a sufficient transition period. The CSRC officials also noted that the regulation system contemplated by the Draft Rules Regarding Overseas Listing differentiates between initial public offerings and follow-on offerings to take into account overseas capital markets’ fast and efficient features and to reduce impacts on overseas financing activities by domestic companies. If the Draft Rules Regarding Overseas Listing are enacted in their current forms, we expect to perform necessary registration filings with the CSRC for our listing on the Nasdaq within the prescribed transition period and for any follow-on offering in the event that it takes place after the Draft Rules Regarding Overseas Listing enter into force. However, it is uncertain when the Draft Rules Regarding Overseas Listing will take effect or if they will take effect as in their current forms.

In addition, our holding company structure involves unique risks to investors and you may never directly hold equity interests in our Chinese operating entities. Although we believe our operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our operating structure, which would likely result in a material change in our operations and/or the value of our securities, including that it could cause the value of such securities to significantly decline or become worthless.

Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business.

Regulatory authorities in China have implemented and are considering further legislative and regulatory proposals concerning data protection. China’s new Data Security Law went into effect on September 1, 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government. The Data Security Law sets forth the legal liabilities of entities and individuals found to be in violation of their data protection obligations, including rectification order, warning, fines of up to RMB5 million, suspension of relevant business, and revocation of business permits or licenses.

In addition, the PRC Cybersecurity Law provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure. According to the Cybersecurity Review Measures promulgated by the CAC and certain other PRC regulatory authorities in April 2020, which became effective in June 2020, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. Any failure or delay in the completion of the cybersecurity review procedures may prevent the critical information infrastructure operator from using or providing certain network products and services, and may result in fines of up to ten times the purchase price of such network products and services. The PRC government recently launched cybersecurity reviews against a number of mobile apps operated by several U.S.-listed Chinese companies and prohibiting these apps from registering new users during the review periods. We do not believe that we constitute a critical information infrastructure operator under the Cybersecurity Review Measures that took effect in June 2020.

On July 10, 2021, the CAC issued the Cybersecurity Review Measures (revised draft for public comments), which proposed to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security. The PRC National Security Law covers various types of national security, including technology security and information security. The revised Cybersecurity Review Measures took effect on February 15, 2022. The revised Cybersecurity Review Measures expand the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country. Under the revised Cybersecurity Review Measures, the scope of entities required to undergo cybersecurity review to assess national security risks that arise from data processing activities would be expanded to include all critical information infrastructure operators who purchase network products and services and all data processors carrying out data processing activities that affect or may affect national security. In addition, such reviews would focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after such a listing. An operator that violates these measures shall be dealt with in accordance with the provisions of the PRC Cybersecurity Law and the PRC Data Security Law. As advised by our PRC counsel, we believe that the cybersecurity review requirement under the revised Cybersecurity Review Measures for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to us or any of our PRC subsidiaries, because we became a public company with shares listed on Nasdaq before such Measures entered into force on February 15, 2022. However, there remains uncertainty as to the interpretation and implementation of the revised Cybersecurity Review Measures and we cannot assure you that the CAC will reach the same conclusion as our PRC counsel.

On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide more detailed guidance on how to implement the general legal requirements under legislations such as the Cybersecurity Law, Data Security Law and the Personal Information Protection Law. The draft Regulations on Network Data Security follow the principle that the state will regulate based on a data classification and multi-level protection scheme. We believe that we or any of our PRC subsidiaries do not constitute an online platform operator under the draft Regulations on Network Data Security as proposed, which is defined as a platform that provides information publishing, social network, online transaction, online payment and online audio/video services. None of our PRC subsidiaries is an online platform operator themselves, nor is any of them required to obtain an ICP license for their current operations.

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law which became effective on November 1, 2021. The Personal Information Protection Law provides a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The Personal Information Protection Law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to be set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the Personal Information Protection Law contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities. We have access to certain information of our customers in providing services and may be required to further adjust our business practice to comply with new regulatory requirements.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with the PRC Cybersecurity Law and the PRC Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices or service offerings could fail to meet all of the requirements imposed on us by the PRC Cybersecurity Law, the PRC Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market.

PRC laws and regulations establish complex procedures in connection with certain acquisitions of China-based companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions or mergers in China.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities of a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings through special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

The regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the Ministry of Commerce of the PRC (“MOFCOM”) be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.

Moreover, according to the Anti-Monopoly Law of the People’s Republic of China promulgated on August 30, 2007 and the Provisions on Thresholds for Reporting of Concentrations of Undertakings (the “Prior Reporting Rules”) issued by the State Council in August 2008 and amended in September 2018, the concentration of business undertakings by way of mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the anti-monopoly enforcement agency of the State Council when the applicable threshold is crossed and such concentration shall not be implemented without the clearance of prior reporting. In addition, the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprise by Foreign Investors (the “Security Review Rules”) issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review by structuring the transaction through, among other things, trusts, entrustment or contractual control arrangements.

We may grow our business in part by acquiring other companies operating in our industry. Compliance with the requirements of the regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our overseas capital-raising activities under Chinese law.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by Chinese companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of Chinese domestic companies or assets in exchange for the shares of the offshore special purpose vehicles shall obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange.

Based on our understanding of the Chinese laws and regulations currently in effect and in the opinion of our PRC legal counsel, we will not be required to submit an application to the CSRC for its approval of any of our offerings of securities to foreign investors under the M&A Rules. However, there remains some uncertainties as to how the M&A Rules will be interpreted or implemented, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Furthermore, on July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, pursuant to which Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law.

As part of such efforts, the CAC issued the Cybersecurity Review Measures (revised draft for public comments) on July 10, 2021, which went into effect on February 15, 2022. The current Cybersecurity Review Measures expand the cybersecurity review to online platform operators in possession of personal information of over one million users if the operators intend to list their securities in a foreign country. And such reviews will focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after a listing outside China. As advised by our PRC counsel, we believe that the cybersecurity review requirement under the Cybersecurity Review Measures currently in effect for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to us or any of our PRC subsidiaries and we or any of our PRC subsidiaries are not required to apply to the CAC for a cybersecurity review, because we became a public company with shares listed on Nasdaq before the effective date of the Cybersecurity Review Measures on February 15, 2022. However, there remains uncertainty as to the interpretation and implementation of the revised Cybersecurity Review Measures and we cannot assure you that the CAC will reach the same conclusion as our PRC counsel.

We believe that we and our PRC subsidiaries are compliant with the regulations and policies that have been issued by the CAC to date and will continue to closely monitor the interpretation, enforcement and implications of such regulations and policies as well as any new regulations and rules that the CAC or other Chinese regulatory agencies may issue in the future.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters including data privacy and cross-border investigation and enforcement of legal claims. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, or sanction in relation to the listing and trading of our Common Shares on Nasdaq from the CSRC, the CAC or any other Chinese authorities that have jurisdiction over our operations.

We are advised by our PRC counsel that based on the Chinese laws and regulations currently in effect, as of the date of this prospectus, we are not required to submit an application to the CSRC, the CAC or any other PRC regulatory authority for the approval of our offerings of securities to foreign investors or trading of our Common Shares on Nasdaq. Neither ReTo nor any of its subsidiaries has obtained the approval or clearance from either the CSRC, the CAC or any other Chinese regulatory authority for the offering that we may make under this prospectus and any applicable prospectus supplement. However, there remains significant uncertainty inherent in relying on an opinion of our PRC counsel as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC regulatory agencies, including the CSRC or the CAC, may not reach the same conclusion as our PRC counsel. If we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required but the CSRC or other PRC regulatory body subsequently determines that we need to obtain the approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules subsequently that would require us to obtain CSRC or other governmental approvals for this offering, we may not be able to proceed with this offering, and may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, the value of our securities, as well as our ability to offer or continue to offer securities to investors or cause such securities to significantly decline in value or become worthless. In addition, if the CSRC, the CAC or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for any of our offerings, we cannot assure you that we can obtain the approval, authorizations, or complete required procedures or other requirements in a timely manner, or at all, or obtain a waiver of the requisite requirements if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the value of the securities that we are registering.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent ReTo from making additional capital contributions or loans to its PRC subsidiaries.

ReTo, as an offshore holding company, is permitted under PRC laws and regulations to provide funding to its PRC subsidiaries through loans or capital contributions. However, loans by ReTo to its PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange and capital contributions to its PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign- Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the State Administration of Foreign Exchange will permit such capital to be used for equity investments in the PRC in actual practice. The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency ReTo holds to its PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely to a significant extent on dividends and other distributions on equity paid by our PRC subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

We rely to a significant extent on dividends and other distributions on equity paid by our PRC subsidiaries for our offshore cash and financing requirements, including the funds necessary to pay dividends (subject to ReTo’s M&A and the Act) and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. The laws, rules and regulations applicable to our PRC subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such fund reaches 50% of its registered capital. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. As of December 31, 2021 and 2020, these restricted assets totaled $48,035,523 and $46,119,381, respectively.

Limitations on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders (subject to ReTo’s M&A and the Act) or otherwise fund and conduct our business.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Under current PRC law, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees, and any individual who has labor relationship with its domestic affiliated entities, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. In addition, SAFE Circular 37 stipulates that PRC residents who participate in a share incentive plan of an overseas non-publicly-listed special purpose company may register with SAFE or its local branches before they obtain the incentive shares or exercise the share options. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been or will be granted incentive shares or options are or will be subject to these regulations. Failure to complete the SAFE registrations for our employee incentive plans may subject our PRC resident personnel to fines and legal sanctions, and there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from sale of their stock into the PRC, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Our Common Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Common Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years, the SEC shall prohibit our shares or Common Shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. This list does not include our auditor, YCM CPA Inc.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our Common Shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our auditor, the independent registered public accounting firm that issues the audit report included in our 2020 Annual Report incorporated by reference in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently registered with the PCAOB and subject to PCAOB inspections. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our Common Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Common Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Common Shares.

The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our securities are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our Common Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our Common Shares.

We conduct our business in China primarily through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. The PRC government has significant oversight over the conduct of our business, and it regulates and may intervene our operations, which could result in a material adverse change in our operation and/or the value of our Common Shares. Also, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, implementation of industry-wide regulations directly targeting our operations could cause our securities to significantly decline in value or become worthless. Therefore, investors of ReTo face potential uncertainty from actions taken by the PRC government affecting our business.

Risks Related to Our Newly Acquired Businesses and Related Industries

The integration of newly acquired businesses may not provide the benefits anticipated at the time of acquisition.

In line with our strategy to expand our operations and services in markets in which we currently operate as well as into new and emerging markets, leveraging our existing know-how and infrastructure, in December 2021, we acquired REIT Mingde, and we may make future acquisitions. We are required to devote management attention and resources to integrating business practices and operations of REIT Mingde. Potential difficulties we may encounter in the integration process include the following:

●	the inability to successfully integrate the businesses, including operations, technologies, products and services, in a manner that permits us to achieve the anticipated cost savings, revenue synergies and business growth, which could result in the anticipated benefits of the Acquisition not being realized partly or wholly in the time frame currently anticipated or at all;

●	lost sales and customers as a result of certain customers of any of the businesses deciding not to do business with us, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

●	the necessity of coordinating geographically separated organizations, systems and facilities;

●	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions following the Acquisition;

●	integrating personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

●	consolidating and rationalizing information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities and difficulty implementing effective internal controls over financial reporting and disclosure controls and procedures in particular; and

●	preserving important relationships of the Company and REIT Mingde and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of key employees or skilled workers of REIT Mingde. The loss of key employees and skilled workers could adversely affect our ability to successfully conduct the newly acquired business because of their experience and knowledge of REIT Mingde’s businesses. In addition, we could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of REIT Mingde’s businesses. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our operations. If we experience difficulties with the integration process, the anticipated benefits of the Acquisition may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on our business, results of operations, financial condition or prospects during this transition period and for an undetermined period after completion of the Acquisition.

We have a limited operating history in the newly acquired businesses and may be unable to achieve or sustain profitability or accurately predict the future results of such businesses.

Hainan Yile IoT commenced the RSA services operations in 2020 and the development and sales of software solutions in May 2019. Because its businesses and the market for its services are both new and evolving, evaluating the current business and its future performance is difficult and based upon limited historical data, a changing market, and its ability to influence the market. This applies to predictions of both revenue and expenses.

Building its businesses to date, Hainan Yile IoT has accumulated losses. The continued investment in new technology and services will add to its operating expenses. We cannot assure you that Hainan Yile IoT will be profitable, that it will be able to sustain profitability, or of the magnitude of its profitability. Our financial performance may be adversely impacted if we fail to address the “Risk Factors” described in this section, or any other risks and challenges that we may face. If its assumptions for addressing the risks that Hainan Yile IoT has identified and other business conditions are incorrect, our plans for operating the business may be impacted and it may not achieve our planned and expected results.

Growing the newly acquired businesses requires us to continue investing in technology, resources, and new business capabilities; these investments may contribute to losses, and we cannot guarantee that any will be successful or contribute to profitability.

Our plans for operating the newly acquired businesses and leading further growth of its RSA services and software solution offerings. These plans include developing new products and services. These investments could contribute to losses, and we cannot guarantee whether or when any of the new products and services will become operational, be successful with customers, or whether they will be profitable.

Any failure to offer high quality services and support may adversely affect our relationships with our customers and prospective customers, and adversely affect our business, results of operations and financial condition.

Our software solutions clients depend on our customer support team to assist them in deploying the solutions effectively, to help them to resolve post-deployment issues quickly, and to provide ongoing support. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could discourage prospective customer from purchasing and using our software solutions. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase costs and adversely affect our business, results of operations and financial condition. Any failure to maintain high quality customer support, or a market perception that we do not maintain high quality customer support, could erode customer trust and adversely affect our reputation, business, results of operations and financial condition.

The software and information technology service market in which we participate is competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

The software and information technology service market is competitive and rapidly evolving. The principal competitive factors in our market include completeness of product offerings, level of customization of solutions, credibility with developers, global reach, ease of integration and programmability, product features, platform scalability, reliability, security and performance, brand awareness and reputation, the strength of sales and marketing efforts, customer support, as well as the cost of deploying and using our products.

Some of our existing competitors and potential competitors have larger scale, greater brand name recognition, longer operating histories, more established customer relationships and greater resources than we do. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products, solutions or services that address one or a limited number of functions at lower prices, with greater depth than our products or in different geographies. Our current and potential competitors may develop and market new products, solutions and services with comparable functionality to ours, and this could force us to decrease prices in order to remain competitive. With the introduction of new products, solutions and services and new market entrants, we expect competition to intensify in the future. In addition, some of our customers may choose to use our products and solutions and our competitors’ products and solutions at the same time.

Hainan Yile IoT receives a substantial portion of its revenues from a limited number of customers, and the loss of, or a significant reduction in usage by, one or more of its customers would result in lower revenues and could harm our business.

Our future success is dependent on establishing and maintaining successful relationships with a diverse set of customers. Hainan Yile IoT currently receives a substantial portion of its revenues from a limited number of customers, i.e. four insurance companies. In the years ended December 31, 2021 and 2020, total revenues generated from the four insurance company customers accounted for 54.3% and 8.5% of the total revenues of Hainan Yile IoT in the same periods, respectively. It is likely that we will continue to be dependent upon a limited number of customers for a significant portion of our revenues for the foreseeable future and, in some cases, the portion of our revenues attributable to one single customer may increase in the future. The loss of one or more significant customers or a reduction in usage by any significant customers would reduce our revenues. If we fail to maintain existing customers or develop relationships with new customers, our business would be harmed.

We operate in an emerging and evolving markets. If our market does not grow as we expect, or if we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products and solutions may become less competitive.

The software and information technology service market in China is at an early stage of development. There are uncertainties over the size and rate at which this market will grow, as well as whether our solutions and products will be widely adopted. Moreover, the industry is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop new solutions and products that satisfy our customers and provide enhancements and new features for our existing products that keep pace with rapid technological and industry change, our business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.

Our solutions must also integrate with a variety of network, hardware, software platforms and technologies, and we need to continuously modify and enhance our products and solutions to adapt to changes and innovation. For example, if customers adopt new software platforms or infrastructure, we may be required to develop new versions of our products to be compatible with those new software platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, results of operations and financial condition. Any failure of our products and solutions to operate effectively with evolving or new software platforms and technologies could reduce the demand for our products and solutions. If we are unable to respond to these changes in a cost-effective manner, our products and solutions may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition could be adversely affected.

Security incidents and attacks on our products or solutions could lead to significant costs and disruptions that could harm our business, financial results, and reputation.

Our business is dependent on providing our customers with safe, reliable and high-quality software solutions. Maintaining the security and availability of our systems, network, and the security of information we hold is a critical issue for us and our customers. Attacks on our customers and our own network are frequent and take a variety of forms. Malicious actors can attempt to fraudulently induce employees or suppliers to disclose sensitive information through spamming, phishing, or other tactics. We may be subject to cyber-attacks from third parties. If attacks like these were to occur in the future and if we do not have the systems and processes in place to respond to them, our business could be harmed.

The costs incurred by us to avoid or alleviate cyber or other security problems and vulnerabilities may be significant. However, our efforts to address these problems and vulnerabilities may not be successful. Any significant breach of our security measures could:

●	lead to the dissemination of proprietary information or sensitive, personal, or confidential data about us, our employees, or our customers—including personally identifiable information of individuals involved with our customers and their end-users;

●	lead to interruptions or degradation of performance in our products and solutions;

●	threaten our ability to provide our customers with access to our products and solutions, and negatively affect our abilities to retain existing customers;

●	generate negative publicity about us;

●	result in litigation and increased legal liability or fines; or

●	lead to governmental inquiry or oversight.

The occurrence of any of these events could harm our business or damage our brand and reputation, lead to customer credits, loss of customers, higher expenses, and possibly impede our present and future success in retaining and attracting new customers. Security incidents or attacks on our infrastructure would be damaging to our reputation and could harm our business.

Similar security risks exist with respect to our business partners and our third-party suppliers for information technology support services and administrative functions. As a result, we are subject to the risk that cyber-attacks on our business partners and third-party suppliers may adversely affect our business even if an attack or breach does not directly impact our systems. It is also possible that security breaches sustained by our competitors could result in negative publicity for our entire industry that indirectly harms our reputation and diminishes demand for our platform.

A significant portion of our revenues were derived from customers in the insurance industry. The intensifying competition, change in sector trend and landscape and government policies may have a direct impact on the insurance industry and negatively affect the stability of our clients, which may subsequently have negative impact on our business.

A significant portion of our revenues were derived from insurance companies in Hainan province. Any change in the competitive landscape, market trend or user behaviors in such sector may have a negative impact on our customers, thus harm their ability to make payments and maintain and increase the usage of our services. In addition, the insurance industry in China is highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the industry. As the laws and regulations are evolving and some of them are relatively new, changes to the current laws and regulations may harm our business and results of operation. In addition, interpretation and enforcement of such laws and regulations involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. If these laws and regulations or the uncertainty associated with their interpretation negatively impact the insurance industry where our customers operate, our business may be adversely affected as well.

Changes in practices of insurance companies in the markets in which we provide, and sell, our SVR and RSA and emergency home repair products services could adversely affect our revenues and growth potential.

We depend on the practices of insurance companies in the markets in which we provide our RSA services. The majority of our RSA customers are insurance companies, which in turn sell our RSA services to their policy holders as policy benefits. Other customers of our RSA services are drivers without any insurance coverage for RSA services. Therefore, we rely on insurance companies’ continued practice of offering RSA services as benefits under its policies and accepting our RSA services.

If any of these policies or practices change, for regulatory or commercial reasons, or if market prices for these services fall, revenues from our RSA services could decline, which could adversely affect our revenues and growth potential.

Defects or errors in our products or solutions could diminish demand for our products or solutions, harm our business and results of operations and subject us to liability.

Our customers use our products or solutions for important aspects of their businesses, and any errors, defects or disruptions to our products and solutions and any other performance problems with our products or solutions could damage our customers’ businesses and, in turn, hurt our brand and reputation. We provide regular updates to our products or solutions, which have in the past contained, and may in the future contain, undetected errors, failures, vulnerabilities and bugs when first introduced or released. Real or perceived errors, failures or bugs in our products or solutions could result in negative publicity, loss of or delay in market acceptance of our products or solutions, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. In addition, we do not carry insurance to compensate us for any losses that may result from claims arising from defects or disruptions in our products. As a result, our reputation and our brand could be harmed, and our business, results of operations and financial condition may be adversely affected.

In addition, our solutions and products must interoperate with our customers’ existing internal networks and infrastructure. These complex internal systems are developed, delivered, and maintained by the customer and a myriad of vendors and service providers. As a result, the components of our customers’ infrastructure have different specifications, rapidly evolve, utilize multiple protocol standards, include multiple versions and generations of products, and may be highly customized. We must be able to interoperate and provide products to customers with highly complex and customized internal networks, which requires careful planning and execution between our customers, our customer support teams and, in some cases, our channel partners. Further, when new or updated elements of our customers’ infrastructure or new industry standards or protocols are introduced, we may have to update or enhance our technologies and infrastructure to allow us to continue to provide our products or solutions to customers. Our competitors or other vendors may refuse to work with us to allow their products to interoperate with our products and solutions, which could make it difficult for our products and solutions to function properly in customer internal networks and infrastructures that include these third-party products.

We may not deliver or maintain interoperability quickly or cost-effectively, or at all. These efforts require capital investment and engineering resources. If we fail to maintain compatibility of our solutions and products with our customers’ internal networks and infrastructures, our customers may not be able to fully utilize our solutions and products, and we may, among other consequences, lose or fail to increase our market share and experience reduced demand for our products or solutions which would materially harm our business, results of operations, and financial condition.

We face challenges from the evolving regulatory environment and user attitude toward data privacy and protection. Actual or alleged failure to comply with data privacy and protection laws and regulations could materially and adversely affect our business and results of operations.

We operate in the regulatory environment in which data privacy and protection is evolving. We cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect the software and information technology service industry, our clients and us. Regulatory investigations, restrictions, penalties and sanctions, whether targeted at us or not, may negatively affect the market environment in which we operate, our existing or potential clients, and our products and services, which may in turn have a material adverse effect on our business, results of operations and financial condition. It is also possible that we may become subject to additional or new laws and regulations regarding data privacy and protection in connection with the data we have access to and the data products and services we provide to our clients. Moreover, we may become subject to regulatory requirements as a result of utilization of our products and services by residents of, or travelers who visit, certain jurisdictions, such as the General Data Protection Regulation of the European Union, or the GDPR. Complying with additional or new regulatory requirements could force us to incur substantial costs or require us to change our business practices. Moreover, if a high profile security breach occurs with respect to our competitors, people may lose trust in the security of software solutions providers generally, including us, which could damage the reputation of the industry, result in heightened regulation and strengthened regulatory enforcement and adversely affect our business and results of operations.

Our business partners and customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our partners or customers to comply with applicable laws and regulations would harm our business, results of operations and financial condition.

Our business partners and customers that use our products may be subject to privacy- and data protection-related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data, health data or other similar data.

Any failure or perceived failure by our business partners or customers to comply with applicable laws and regulations could result in their reputational damage or governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, which may harm our business partnership and have a negative impact on our business.

We could be harmed by data loss or other security breaches.

Because we process, store, and transmit data, including personal information, failure to prevent or mitigate risks of data loss or other security breaches, including breaches of our vendors’ or customers’ technology and systems, could expose us or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for us, deter customers from using our products and services, and otherwise harm our business and reputation. We use third-party technology and systems for a variety of reasons, including, without limitation, encryption and authentication technology, employee email, content delivery to customers, back-office support, and other functions. Some of our systems have experienced past security breaches, and, although they did not have a material adverse effect on our operating results, there can be no assurance of a similar result in the future. Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third-party vendor or customer, such measures cannot provide absolute security. Moreover, in the event of a major system disruption, hardware malfunction or damages to data centers and servers caused by technologies failures, natural disasters or man-made problems, we may experience significant loss of data which would materially and adversely affect our business, financial condition and results of operations.

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our products and solutions, and could adversely affect our business, results of operations and financial condition.

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communications and business applications. Chinese or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our products and solutions in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, or result in reductions in the demand for internet-based products and services such as our products and solutions. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs. If the use of the internet is reduced as a result of these or other issues, then demand for our products or solutions could decline, which could adversely affect our business, results of operations and financial condition.

Our services rely on the stable performance of servers, and any disruption to our servers due to internal and external factors could diminish demand for our products or solutions, harm our business, our reputation and results of operations and subject us to liability.

We rely in part upon the stable performance of our servers for provision of our solutions, products and services. Any disruption to our servers may happen due to internal and external factors, such as inappropriate maintenance, defects in the servers, cyber-attacks targeted at us, occurrence of catastrophic events or human errors. Such disruption could result in negative publicity, loss of or delay in market acceptance of our solutions and products, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such an event, we may need to expend additional resources to help with recovering. In addition, we may not carry insurance to compensate us for any losses that may result from claims arising from disruption in servers. As a result, our reputation and our brand could be harmed, and our business, results of operations and financial condition may be adversely affected.

Our use of open source or third-party software could negatively affect our ability to sell our products and solutions, and subject us to possible litigation.

Our products and solutions incorporate open source software, and we expect to continue to incorporate open source software in our products and solutions in the future. Courts have interpreted few of the licenses applicable to open source software, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products and solutions. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our products and solutions, we cannot be certain that we have not incorporated open source software in our products or solutions in a manner that is inconsistent with such policies. If we or our employees fail to comply with open source licenses, we may be subject to certain requirements, including requirements that we offer our products that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenues from customers using products that contained the open source software and required to comply with onerous conditions or restrictions on these products. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our products and solutions and to re-engineer our products or solutions or discontinue offering our products to customers in the event re-engineering cannot be accomplished on a timely basis. Any of the foregoing could require us to devote additional research and development resources to re-engineer our products or solutions, could result in customer dissatisfaction and may adversely affect our business, results of operations and financial condition.

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

Our success depends, in part, on our ability to protect our brand and the proprietary methods and technologies that we develop under patent and other intellectual property laws in China so that we can prevent others from using our inventions and proprietary information. As of the date of this prospectus, we have registered 28 patents, 55 pending patent applications, 38 trademarks, 14 software copyrights, and ten domain names in China related to our newly acquired businesses. There can be no assurance that any patents that have been issued or that may be issued in the future will provide significant protection for our intellectual property. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business, results of operations and financial condition may be adversely affected. There can be no assurance that the particular forms of intellectual property protection that we seek, including business decisions about when to file trademark applications and patent applications, will be adequate to protect our business. We may have to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of significant resources, the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, results of operations and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our patents, copyrights, trademarks or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation.

We also rely, in part, on confidentiality agreements and non-compete agreements with our business partners, employees, consultants, advisors, customers and others in our efforts to protect our proprietary technology, processes and methods. These agreements may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently with us lacking an adequate remedy for unauthorized use or disclosure of our confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, to the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our proprietary technology or information may increase.

We cannot be certain that our means of protecting our intellectual property and proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, results of operations and financial condition could be adversely affected.

The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunities are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies covered by our market opportunities estimates will purchase our products and solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industries.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Shares by the Selling Shareholders pursuant to this prospectus. However, we will receive the exercise price of any Common Shares issued to the Selling Shareholders upon cash exercise by them of options held by them. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

SELLING SHAREHOLDERS

This prospectus covers the public resale (subject to ReTo’s M&A and the Act) of our Common Shares are to be issued to the Selling Shareholders referred to below. Such Selling Shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Shares owned by them. The Selling Shareholders, however, make no representations that the Common Shares will be offered for sale. The table below presents information regarding the Selling Shareholders and the Common Shares that each may offer and sell from time to time under this prospectus.

The Common Shares being registered by this prospectus consist of 1,610,000 Common Shares that are to be issued to the Selling Shareholders under the 2021 Plan in connection with their service with the Company.

The following table sets forth (a) the name and position or positions with our company of each Selling Shareholder; (b) the aggregate of (i) the number of Common Shares held by each Selling Shareholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of awards granted to each Selling Shareholder under the 2021 Plan that are being registered pursuant to this registration statement for resale by each Selling Shareholder as of the date of this prospectus; (c) the number of Common Shares that each Selling Shareholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Common Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Shares by such Selling Shareholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. To our knowledge, none of our officers and directors have a present intention to offer Common Shares for sale, although they retain the right to do so.

As used in the table below, a beneficial owner of our Common Shares includes any person who, directly or indirectly, through contract, arrangement, understanding or otherwise has or shares (i) the power to vote or direct the voting of such security or (ii) investment power, which includes the power to dispose or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of our Common Shares, if that person has the right to acquire beneficial ownership of such security within 60 days. The numbers of shares owned prior to resale by each Selling Shareholder includes (i) the aggregate of Common Shares currently owned by such Selling Shareholder and (ii) Common Shares to be granted to such Selling Shareholders under the 2021 Plan, registered pursuant to this prospectus for resale.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Shareholder	Principal Position with the Company	Shares Owned Prior to Resale			Number of Shares Offered for	Shares Beneficially Owned After Resale
		Number		Percent(1)	Resale	Number	Percent(2)
Hengfang Li	Chief Executive Officer and Chairman of the Board	2,396,264	(3)	7.2%	600,000	1,796,264	5.2%
Guangfeng Dai	Chief Operating Officer and Director	1,370,632	(4)	4.1%	440,000	930,632	2.7%
Zhizhong Hu	Chief Technology Officer and Director	1,205,632	(5)	3.6%	300,000	905,632	2.6%
Degang Hou	Chief Internal Control Officer	1,105,632	(6)	3.3%	200,000	905,632	2.6%
Xingchun Wang	Chief Financial Officer	50,000		*	30,000	20,000	*
Zhi Li	Director	30,000		*	10,000	20,000	*
Austin Huang	Director	30,000		*	10,000	20,000	*
Lidong Liu	Director	10,000		*	10,000	-	-
Shuhua Ma	Director	10,000		*	10,000	-	-
Total		6,208,160		18.7%	1,610,000	4,598,160	13.2%

*	Less than one percent.
(1)	Percentage is computed with reference to 33,113,112 Common Shares outstanding as of April 22, 2022.
(2)	Percentage is computed with reference to 33,113,112 Common Shares outstanding as of April 22, 2022, and assumes for each Selling Shareholder the sale of all shares offered by that particular Selling Shareholder under this prospectus and the issuance of an aggregate of 1,610,000 Common Shares under the 2021 Plan.
(3)	Represents (i) approximately 1,561,264 Common Shares held through REIT International Development (Group) Co, a Hong Kong limited liability company (“REIT International”). Mr. Li holds a 40% ownership of REIT International and has the voting and investment power with respect to 40% of the 3,903,161 Common Shares held by REIT International; (ii) 10,000 Common Shares held through Soothie Holdings Limited, a British Virgin Islands company, controlled by Mr. Li; (iii) 225,000 Common Shares held by Mr. Li directly and (iv) 600,000 Common Shares to be granted to Mr. Li under the 2021 Plan.
(4)	Represents (i) approximately 780,632 Common Shares held through REIT International. Mr. Dai holds a 20% ownership of REIT International and has the voting and investment power with respect to 20% of the 3,903,161 Common Shares held by REIT International; (ii) 150,000 Common Shares held by Mr. Dai directly and (iii) 440,000 Common Shares to be granted to Mr. Dai under the 2021 Plan.
(5)	Represents (i) approximately 780,632 Common Shares held through REIT International. Mr. Hu holds a 20% ownership of REIT International and has the voting and investment power with respect to 20% of the 3,903,161 Common Shares held by REIT International; (ii) 125,000 Common Shares held by Mr. Hu directly; and (iii) 300,000 Common Shares to be granted to Mr. Hu under the 2021 Plan.
(6)	Represents (i) approximately 780,632 Common Shares held through REIT International. Mr. Hou holds a 20% ownership of REIT International and has the voting and investment power with respect to 20% of the 3,903,161 Common Shares held by REIT International; (ii) 125,000 Common Shares held by Mr. Hou directly; and (iii) 200,000 Common Shares to be granted to Mr. Hou under the 2021 Plan.

We may supplement this prospectus from time to time as required by the rules of the Securities and Exchange Commission to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Shareholder has had with us or our affiliates and predecessors within the past three years.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Shareholder” means and includes certain security holders identified herein in the section entitled “Selling Shareholders.” The Common Shares offered by this prospectus may be sold from time to time directly by the Selling Shareholders, subject to ReTo’s M&A and the Act. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Shareholders as of the date of this prospectus have advised us that there were no underwriting, distribution or transfer arrangements entered into with respect to the Common Shares offered hereby. The distribution or transfer of the Common Shares by the Selling Shareholders, subject to the requirements of ReTo’s M&A may be effected: in one or more transactions settled by issuance of Common Shares that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Common Shares.

Subject to ReTo’s M&A and the Act, the Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Common Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of Common Shares. The broker-dealer may then resell or otherwise transfer such Common Shares pursuant to this prospectus.

The Selling Shareholders also may lend or pledge Common Shares to a broker-dealer. The broker-dealer may sell the Common Shares so lent, or upon a default the broker-dealer may sell the pledged Common Shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Common Shares by the Selling Shareholders.

Although the Common Shares covered by this prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the Selling Shareholders in any offering or distribution of Common Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in a distribution of Common Shares offered hereby may not simultaneously engage in market making activities with respect to the Common Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Shares offered hereby. However, the Selling Shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Shares offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the Common Shares to be offered by this prospectus and relevant legal matters under BVI law has been passed upon by Mourant Ozannes, a BVI partnership.

EXPERTS

The audited financial statements of the Company incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of YCM CPA Inc., an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting, which is included as exhibit to this registration statement upon the authority and consent of said firm as experts in accounting and auditing.

The registered business address of YCM CPA Inc. is 2400 Barranca Pkwy, Ste 330, Irvine, CA 92606.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act, with respect to the Common Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Shares offered hereby, we refer you to the registration statement, the documents incorporated by reference herein and the exhibits and schedules filed thereto. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act as applicable to foreign private issuers and, in accordance therewith, we file annual reports and other information with the Commission under the Exchange Act. Our 2020 Annual Report has been filed with the SEC and an annual report on Form 20-F for subsequent years will be due within four months following the fiscal year end. Our Commission filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the Commission at www.sec.gov.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference below, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

Under BVI law, holders of our Common Shares are entitled, upon giving written notice to us, to inspect (i) our M&A, (ii) our register of members, (iii) our register of directors and (iv) minutes of meetings and resolutions of members, and to make copies of, and take extracts from the, these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference herein because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our 2020 Annual Report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on May 14, 2021; and

●	our Current Reports on Form 6-K dated on June 7, 2021, July 8, 2021, September 13, 2021, October 27, 2021, October 29, 2021, November 3, 2021, November 15, 2021, November 18, 2021, November 24, 2021, December 1, 2021, December 17, 2021, January 4, 2022, January 13, 2022, February 24, 2022, and March 14, 2022, including all the exhibits thereto.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by the Registrant to the Commission, in each case, prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under this registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Upon written or oral request, we shall provide without charge to each person, including any beneficial owner, a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at ReTo Eco-Solutions, Inc., X-702, Runfengdeshangyuan, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101, Attention: Chief Executive Officer, telephone: (+86) 10-64827328.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Shares. These purchasers will purchase our Common Shares at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

ReTo Eco-Solutions, Inc.

1,610,000 Common Shares

REOFFER PROSPECTUS

April 26, 2022

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Included in the prospectus which is part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Act allows a BVI company to indemnify any current or former director against any expense, judgment, fine or amount paid in settlement and reasonably incurred in connection with any legal, administrative or investigative proceedings brought against the director because the director served as a director of the company if: (i) the director acted honestly and in good faith and in what the director believed to be in the best interests of the company; and (iii) (in the case of criminal proceedings) the director had no reasonable cause to believe that the director’s conduct was unlawful. An indemnity that breaches the Act is void.

The Act allows a BVI company to pay any expenses incurred by any current or former director in defending any legal, administrative or investigative proceedings before the proceedings are finally concluded if the company is given an undertaking from, or on behalf of, the director to repay all amounts paid by the company if it is ultimately determined that the director is not entitled to be indemnified by the company.

With regard to conflicts of interest, any director of ReTo who is interested in a transaction into which ReTo has entered or will enter may vote on a matter relating to that transaction as long as he or she has disclosed the interest to each other director of ReTo.

We are permitted under the M&A to purchase D&O insurance for an officer of the Company whether or not the Company has the power to indemnify that person under the M&A.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit No.	Exhibit Description
4.1	ReTo Eco-Solutions, Inc. 2021 Share Incentive Plan
4.2	ReTo Eco-Solutions, Inc. 2018 Share Incentive Plan
4.3	Specimen Common Share Certificate (Incorporated herein by reference to Exhibit 4.1 to our Registration Statement on Form F-1/A (Registration No. 333-219709) filed on November 13, 2017)
5.1	Opinion of Mourant Ozannes regarding the legality of the securities being registered
23.1	Consent of YCM CPA Inc.
23.2	Consent of Mourant Ozannes (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page).
107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 26, 2022.

ReTo Eco-Solutions, Inc.

By:	/s/ Hengfang Li
Hengfang Li
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Xingchun Wang
Xingchun Wang
Chief Financial Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hengfang Li as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities indicated on April 26, 2022.

Name	Title

/s/ Hengfang Li	Chairman of the Board & Chief Executive Officer
Hengfang Li	(Principal Executive Officer)

/s/ Xingchun Wang	Chief Financial Officer
Xingchun Wang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Guangfei Dai	Chief Operating Officer and Director
Guangfei Dai

/s/ Shuhua Ma	Director
Shuhua Ma

/s/ Lidong Liu	Director
Lidong Liu

/s/ Zhi Li	Director
Zhi Li

/s/ Zhizhong Hu	Director
Zhizhong Hu

/s/ Austin Huang	Director
Austin Huang

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ReTo Eco-Solutions, Inc., has signed this Registration Statement in New York, NY on April 26, 2022.

Authorized U.S. Representative

By:	/s/ Xinran Li
	Name:	Xinran Li

II-4